UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Atmos Energy Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2021
PROXY STATEMENT

Fueling safe & thriving
communities.

ATMOS
energy
natural gas company

FINISH

Notice of Annual
Meeting of Shareholders

February 3, 2021

ATMOS energy

December 18, 2020

DEAR SHAREHOLDER:

Atmos Energy is rooted in the belief that safety is at the center of everything we do, and it is our enduring vision to be the safest provider of natural gas services. Fiscal 2020 brought challenges, however our steadfast commitment to safety paired with the guiding principles of our culture, AtmoSpirit, enabled us to emerge stronger and demonstrate the resiliency and reliability of natural gas.

The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding COVID-19, the annual meeting of shareholders on Wednesday, February 3, 2021, at 9:00 a.m. Central Standard Time, will be conducted virtually via webcast. You will be able to attend the meeting, vote your shares, and submit questions by logging on to www.virtualshareholdermeeting.com/ATO2021.

The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. All shareholders of record as of December 11, 2020, are entitled to vote.

Your vote is very important. Whether you plan to attend the virtual meeting or not, please cast your vote over the internet, by telephone or by mailing back a proxy card as soon as possible.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Kim R. Cocklin	J. Kevin Akers
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2021 ANNUAL MEETING INFORMATION

Meeting Date: February 3, 2021	Virtual Meeting Location: Webcast at www.virtualshareholder meeting.com/ ATO2021	Meeting Time: 9:00 a.m. (Central)	Record Date: December 11, 2020

ANNUAL MEETING BUSINESS

Atmos Energy Corporation’s annual meeting of shareholders will be held February 3, 2021 to:

1.	elect the 14 directors named in the proxy statement for one-year terms expiring in 2022;
2.	approve an amendment to our 1998 Long-Term Incentive Plan (“LTIP”) to extend the term of the plan;
3.	ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young” or “E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2021;
4.	approve, on an advisory basis, the compensation of the named executive officers of the Company for fiscal 2020 (“Say-on-Pay”); and
5.	transact such other business as may properly come before the meeting or any adjournment thereof.

ATTENDING AND VOTING AT THE ANNUAL MEETING

There will be no physical location for the annual meeting. Shareholders may attend, vote, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2021. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials.

VOTING

YOUR VOTE IS VERY IMPORTANT TO US. Shareholders of record of our common stock at the close of business on December 11, 2020, will be entitled to notice of, and to vote at, our meeting. Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible by one of these methods.

By Internet www.proxyvote.com	By Telephone 1.800.690.6903	By Mail Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote during the virtual meeting using the unique control number assigned to him or her. For more information on how to vote your shares, please refer to “Information About the Meeting” beginning on page 68.

Karen E. Hartsfield
Senior Vice President, General Counsel and Corporate Secretary

December 18, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON FEBRUARY 3, 2021:

This Proxy Statement, along with the Company’s Annual Report, which includes our Annual

Report on Form 10-K for the fiscal year ended September 30, 2020, are available at www.proxyvote.com.

2021 Proxy Statement

PROXY STATEMENT OVERVIEW

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before casting your vote. Please read this entire proxy statement carefully before voting.

2021 Annual Meeting Information

For additional information about our Annual Meeting, see “Information About the Meeting” on page 68.

Meeting Date: February 3, 2021	Virtual Meeting Location: Webcast at www.virtualshareholder meeting.com/ ATO2021	Meeting Time: 9:00 a.m. (Central)	Record Date: December 11, 2020

Meeting Agenda and Voting Recommendations

The Atmos Energy Corporation Board of Directors asks shareholders to vote on these matters:

Items of Business		Board Recommendation	Page Number
1.	Election of the 14 directors named as nominees in the proxy statement	FOR	17
2.	Approval of an amendment to the 1998 Long-Term Incentive Plan	FOR	29
3.	Ratification of selection of independent registered public accounting firm	FOR	34
4.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	36

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.

Advance Voting Methods

There will be no physical location for the annual meeting. Shareholders may attend, vote, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2021. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Even if you plan to attend the 2021 annual meeting of shareholders, we urge you to vote in advance of the meeting using one of these advance voting methods.

Via the Internet: www.proxyvote.com	Call Toll-Free: 1.800.690.6903	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares.

2021 Proxy Statement	1

About Atmos Energy

An S&P 500 company headquartered in Dallas, Atmos Energy (the “Company”) serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities.

Our Company	Our Vision	Our Strategy

We are the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy.	Our vision is for Atmos Energy to be the safest provider of natural gas services. We will be recognized for exceptional customer service, for being a great employer, and for achieving superior financial results.	Atmos Energy’s strategy is to: • operate our business exceptionally well • invest in our people and our infrastructure • enhance our culture

2020 Financial Results and Accomplishments

Fiscal 2020 brought unforeseen challenges, and Atmos Energy remained resilient as we work to achieve our vision of being the safest provider of natural gas services. Earnings and earnings per share increased for the 18th consecutive year. In fiscal 2020, we generated net income of $601.4 million or $4.89 per diluted share. After adjusting for a nonrecurring income tax benefit recognized during fiscal 2020, we recorded adjusted net income of $580.5 million, or $4.72 per diluted share for the year ended September 30, 2020.* Net income for the year ended September 30, 2019, was $511.4 million, or $4.35 per diluted share. Capital expenditures for fiscal 2020 totaled approximately $1.9 billion, with over 85% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

ADJUSTED DILUTED EARNINGS PER SHARE*	DECLARED DIVIDENDS PER SHARE	3-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
$4.72	$2.30	21.6%
18th Consecutive Year of EPS Growth	Up from $2.10 for FY2019

9th Year of Organic Growth Strategy	Significant Regulatory Developments

✓ EPS of $4.72*; 18th consecutive year of EPS growth

✓ FY 2020 Dividend of $2.30; 9.5% growth over FY 2019

✓ Capital spending of $1.9 billion

✓ Maintained strong balance sheet; equity capitalization of 60% as of September 30, 2020

✓Implemented $160 million of annualized regulatory outcomes during fiscal 2020

✓Received regulatory orders in most states to defer into a regulatory asset all expenses beyond the normal course of business related to COVID-19

*

Represents a measure of performance that is calculated and presented other than in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for an explanation of these non-GAAP measures, a full reconciliation of these non-GAAP results to our GAAP net income and diluted net income per share results, and a brief discussion of why we use these non-GAAP performance measures.

2	ATMOS ENERGY

Corporate Governance Highlights

Our corporate governance policies and practices promote the long-term interests of our shareholders, strengthen the accountability of our Board and management, and help build public trust in the Company. Below is a summary of some of the highlights of our corporate governance framework.

BOARD PRACTICES

✓ independent lead director

✓ separation of board chair and CEO

✓ 11 of 14 director nominees are independent

✓ annual election of all directors

✓ regular executive sessions of independent directors

✓ comprehensive and strategic risk oversight

✓ mandatory retirement age for directors

✓ annual board and committee evaluations

✓ all committees chaired by independent directors

SHAREHOLDER MATTERS

✓ robust shareholder engagement

✓ annual say-on-pay voting

✓ majority voting for director elections

✓ no poison pill in force

OTHER GOVERNANCE PRACTICES ✓ executive and director stock ownership guidelines ✓ clawback policy ✓ prohibition on hedging or pledging stock

2021 Proxy Statement	3

Director Nominees

We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes. See “Nominees for Director” beginning on page 18 for more information regarding our director nominees.

				COMMITTEES
Name and Primary Occupation	Age	Director Since	Independent	AC	HR	NC	CR	EC
J. Kevin Akers(a) President and Chief Executive Officer, Atmos Energy	57	2019
Robert W. Best Director, Associated Electric & Gas Insurance Services Limited	74	1997	●				M
Kim R. Cocklin(a) Chairman of the Board, Atmos Energy	69	2009
Kelly H. Compton Executive Director, Hoglund Foundation	63	2016	●	M	M
Sean Donohue Chief Executive Officer, DFW International Airport	59	2018	●			M	M
Rafael G. Garza President and Founder, RGG Capital Partners, LLC	60	2016	●	M		M
Richard K. Gordon General Partner, Juniper Capital LP and Juniper Energy LP; Senior Advisor, Juniper Capital II and Juniper Capital III	71	2001	● Lead Director		M	M	C	C
Robert C. Grable Founding Partner, Kelly Hart & Hallman LLP	74	2009	●	M		C		M
Nancy K. Quinn Independent Energy Consultant	67	2004	●	M	C		M	M
Richard A. Sampson General Partner and Founder, RS Core Capital, LLC	70	2012	●	C	M			M
Stephen R. Springer(a) Director, Atmos Energy	74	2005					M
Diana J. Walters Founder and Managing Member, Amichel, LLC	57	2018	●		M		M
Richard Ware II Chairman, Amarillo National Bank	74	1994	●	M		M
Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy	61	2020	●	M			M

AC = Audit    HR = Human Resources    NC = Nominating and Corporate Governance    CR = Corporate Responsibility, Sustainability, & Safety     EC = Executive

M = Member    C = Chair

(a)

The director is not independent and accordingly is not eligible to be a member of any of the committees except the Executive Committee and/or the Corporate Responsibility, Sustainability, & Safety Committee, pursuant to the rules of the New York Stock Exchange.

4	ATMOS ENERGY

Director Nominee Composition

Gender Diversity	Tenure	Independence

Compensation Highlights

Our compensation programs are designed to both attract and retain top-level executive talent and align the long- and short-term interests of our executives with those of our shareholders. We received more than 95% shareholder support for our “Say-on-Pay” vote in 2020, which our Human Resources Committee considers to be among the most important items of feedback about our compensation programs. We recognize and reward our executive officers through compensation arrangements that directly link their pay to the Company’s performance, and we ensure a strong alignment of interests with our shareholders by including a significant amount of equity in the overall mix of pay. Our pay mix includes base salary, an annual incentive cash bonus plan (“Incentive Plan”), and a long-term incentive plan (“LTIP”) under which we grant time-based and performance-based restricted stock units (“RSUs”).

Fiscal 2020 Target Compensation Mix

2021 Proxy Statement	5

Key Features of Our Executive Compensation Program

Executive officer awards under the Incentive Plan are generally capped at 200% of target. These awards are capped at target if the Company’s total shareholder return (“TSR”) for the performance period is negative.

Fifty percent of long-term incentive compensation is performance-contingent.

Clawback policy that provides for the repayment or forfeiture of all incentive-based compensation in certain circumstances.

Executives and directors are subject to stock ownership guidelines and retention requirements.

Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent annual award of incentive compensation.

Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.
We have no employment agreements with our officers.

We prohibit hedging and pledging of our securities at any time by any employees or directors.

There is no single trigger vesting of outstanding awards under our LTIP upon a change in control.

Our change in control severance arrangements do not contain excise tax gross-up payments.

We have no excessive perquisites for executives.

We pay dividends on performance-contingent stock awards when vesting is complete and then only if performance targets are met.

6	ATMOS ENERGY

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Independence of Directors

Our Corporate Governance Guidelines and the listing requirements of the New York Stock Exchange (“NYSE”) each require that a majority of the Board be comprised of “independent” directors, as defined from time to time by law, NYSE standards, and any specific requirements established by the Board. A director may be determined to be independent only if the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of the Company. To assist it in making its determination of the independence of each of its non-employee members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our non-employee directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of such directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. The Standards and our Guidelines are posted on our website at www.atmosenergy.com/esg/corporate-governance.

The Nominating Committee considers all relevant facts and circumstances in evaluating the independence of directors, including without limitation, written responses to submitted questionnaires completed annually by each of our directors. On the basis of this information, the Nominating Committee advised the full Board of its conclusions regarding director independence. After considering the committee’s recommendation, the Board affirmatively determined that each of the Company’s directors other than Mr. Akers, Mr. Cocklin, and Mr. Springer is independent in accordance with applicable NYSE and Securities and Exchange Commission (“SEC”) independence rules and requirements and the standards described above. The Board determined that Mr. Akers is not independent because he is the President and Chief Executive Officer of the Company; that Mr. Cocklin is not independent because he was the Executive Chairman of the Company until December 10, 2020; and that Mr. Springer is not independent because his son-in-law is a partner with the firm of E&Y, our independent registered public accounting firm. Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on E&Y’s independence as our independent registered public accounting firm.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that our Board has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Cocklin) and a full-time President and CEO (currently Mr. Akers), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, Human Resources Committee (“HR Committee”) and Nominating and Corporate Governance Committee (“Nominating Committee”), and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board led by the Lead Director (defined below) outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.

2021 Proxy Statement	7

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that he or she is available for consultation and direct communication. In 2020, the independent directors of the Board designated Mr. Richard K. Gordon as the Lead Director.

Risk Management and Oversight Framework

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board pursuant to the charters of each committee, as described in the summaries of each of the committees beginning on page 10. The full Board has retained responsibility for oversight of strategic risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s consideration and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company.

8	ATMOS ENERGY

While the Board and its committees have responsibility for general risk oversight, Company management is charged with managing risk. Through the Company’s Risk Management and Compliance Committee, the Company has a robust strategic planning and enterprise risk management process that facilitates the identification and management of risks. Our enterprise risk management program is supported by regular internal audits and audits by our independent public accounting firm. KPMG LLP (“KPMG”), which serves as the Company’s internal auditor, presents to the Audit Committee at its regularly scheduled quarterly meetings on its internal audit activities, including the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

Corporate Governance Guidelines

In accordance with, and pursuant to, the corporate governance standards of the NYSE, the Board has adopted and periodically updates our Corporate Governance Guidelines, which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Corporate Governance Guidelines are available on our website at www.atmosenergy.com/esg/corporate-governance.

2021 Proxy Statement	9

Committees of the Board of Directors

Atmos Energy’s Board committee structure is organized around key strategic issues to facilitate oversight of management. Committee chairs regularly coordinate with one another to ensure appropriate information sharing. To further facilitate information sharing, all committees provide a summary of significant actions to the full Board. As required under our Corporate Governance Guidelines, each standing committee conducts an annual self-assessment and review of its charter.

AUDIT COMMITTEE Richard A. Sampson (Chair) Kelly H. Compton Rafael G. Garza Robert C. Grable Nancy K. Quinn Richard Ware II Frank Yoho Meetings Held in Fiscal 2020: 5

The Audit Committee oversees our accounting and financial reporting processes and procedures, reviews the scope and procedures of the internal audit function, appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee charter is available on our website at www.atmosenergy.com/esg/corporate-governance.

The Board has determined that each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee.

All members are financially literate within the meaning of stock exchange listing rules.

The Board has determined that the following individuals are each an audit committee financial expert, as defined by the SEC: Mr. Garza, Ms. Quinn, Mr. Sampson, Mr. Ware, and Mr. Yoho.

HUMAN RESOURCES COMMITTEE Nancy K. Quinn (Chair) Kelly H. Compton Richard K. Gordon Richard A. Sampson Diana J. Walters Meetings Held in Fiscal 2020: 3

The Human Resources Committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the President and CEO, as well as our other officers. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our President and CEO, as well as other officers. This committee also administers our LTIP and our Incentive Plan. The Human Resources Committee charter is available on our website at www.atmosenergy.com/esg/corporate-governance.

The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of a compensation committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Robert C. Grable (Chair) Sean Donohue Rafael G. Garza Richard K. Gordon Richard Ware II Meetings Held in Fiscal 2020: 2

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time and oversees all of our corporate governance matters. The Nominating and Corporate Governance Committee charter is available on our website at www.atmosenergy.com/esg/corporate-governance.

The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC.

10	ATMOS ENERGY

CORPORATE

RESPONSIBILITY,

SUSTAINABILITY,

& SAFETY

COMMITTEE

Richard K. Gordon (Chair)

Robert W. Best

Sean Donohue

Nancy K. Quinn

Stephen R. Springer

Diana J. Walters

Frank Yoho

Meetings Held in

Fiscal 2020: 3

The Corporate Responsibility, Sustainability, & Safety Committee oversees matters relating to responsibility, sustainability, and the Company’s vision, values, culture, and diversity. The Committee also assists management in setting strategy, establishing goals and integrating responsibility and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value. The Corporate Responsibility, Sustainability, & Safety Committee charter is available on our website at www.atmosenergy.com/esg/corporate-governance.

EXECUTIVE COMMITTEE Richard K. Gordon (Chair) Robert C. Grable Nancy K. Quinn Richard A. Sampson Meetings Held in Fiscal 2020: 0

The Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee charter is available on our website at www.atmosenergy.com/esg/corporate-governance.

Board and Committee Meetings in 2020

In fiscal 2020, the Board held 14 meetings. Each of the directors attended at least 75% of the total meetings of the Board and the Committees on which he or she served. In addition, we strongly support and encourage each member of our Board to attend our annual meeting of shareholders. All members of the Board attended our annual meeting of shareholders in person on February 5, 2020.

Succession Planning

The Board is actively engaged and involved in succession planning, including detailed discussions of the Company’s leadership and succession plans for key positions at the senior officer level. As part of these activities, the Board engages in a robust CEO succession planning process, including reviewing development plans for potential CEO candidates and engaging with potential successors at board meetings and in less formal settings to allow directors to personally assess candidates.

Succession planning does not stop with senior officers. We perform succession planning annually throughout the organization to ensure that we are building a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are discussed to ensure that employees have an opportunity to build their skills and are well-prepared for future roles. The strength of our succession planning process is evident through our long history of promoting our senior leadership from within the organization.

2021 Proxy Statement	11

Shareholder Engagement

We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. We engage with shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input, and to provide perspective on our policies and practices. We also engage with proxy and other advisory firms that represent the interests of various shareholders. Shareholder feedback is regularly reviewed and considered by the Board and is reflected in adjustments or enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

Corporate Responsibility and Sustainability

Operating our business safely, ethically, and transparently, and meeting our responsibilities to the environment, to our employees, and to the communities in which we operate and live, are among our highest priorities. To learn more about our corporate responsibility and sustainability efforts, see our 2020 Corporate Responsibility and Sustainability Report on our website at www.atmosenergy.com/esg/reports.

Code of Conduct

The Board has also adopted and periodically updates the Code of Conduct for our directors and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk, and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our directors, employees, customers, and any other member of the public a toll-free compliance helpline and website by which they may report on an anonymous basis any suggestions, recommendations, questions, observations of unethical behavior, or any suspected violations of our Code of Conduct. A copy of the Code of Conduct may be found at www.atmosenergy.com/esg/corporate-governance.

12	ATMOS ENERGY

Executive and Director Share Ownership Requirements

We have share ownership guidelines for our named executive officers and directors that require each named executive officer and director to hold a multiple of his or her base salary (or annual retainer) in shares of Company stock. The HR Committee believes that executive share ownership promotes better alignment of the interests of our named executive officers with those of our shareholders, and it monitors compliance with the ownership guidelines each year. Minimum ownership levels are as follows:

Position	Holding Requirement

Chairman of the Board	5X base salary value

President and CEO	5X base salary value

Other Named Executive Officers	3X base salary value

Non-Employee Directors	5X annual retainer

Ownership Sources Included
● Direct or indirect ownership of common stock ● Unvested time-lapse RSUs ● Share units held under our Directors Plan (defined on page 26) and the LTIP

Clawback Policy

Our Board has adopted an incentive compensation clawback policy to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to employees under the Incentive Plan and LTIP to the extent that they would have been materially less due to inaccurate financial statements, fraud, or intentional, willful or gross misconduct.

Anti-Hedging and Pledging Policy

Our Insider Trading Policy prohibits our directors and employees (including officers) from engaging in transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of Company stock including engaging in short sales or trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock, borrowing against an account in which our common stock is held, or trading Company stock on margin.

Related Party Transactions Review and Approval Policy

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions, while also recognizing that there are situations where related party transactions may be in the best interests of or may not be inconsistent with the best interests of the Company and its shareholders. The Board has adopted and periodically reviews written guidelines with respect to related party transactions delegated to the Nominating Committee the responsibility to review and, if not adverse to the Company’s best interests, approve, related party transactions. Under the guidelines, a related party transaction is any transaction (or series of related transactions) involving the Company and in which the amount involved exceeds $100,000 and a related person has a direct or indirect material interest. A “related person” is:

•	A director or executive officer of the Company;

2021 Proxy Statement	13

•	A shareholder who beneficially owns more than 5% of the Company’s stock or any immediate family member of such shareholder;

•	An immediate family member of any of the Company’s directors or executive officers; or

•	A company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

In accordance with the guidelines, the Nominating Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting.

The Nominating Committee has considered and adopted standing pre-approvals under the guidelines for limited types of transactions that meet specific criteria. Such pre-approved transactions are limited to:

●

certain transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year;

●

certain charitable contributions made to a foundation, university or other charitable organization for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;

●

employment by the Company of a family member of an executive officer whose compensation will not exceed $120,000 in a fiscal year, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and

●	payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees.

Mr. Cocklin and Mr. Best each have a son-in-law employed by the Company in a non-executive officer position whose total compensation exceeds the SEC’s reporting threshold of $120,000 per fiscal year. Kevin Freel, Mr. Cocklin’s son-in-law, received $172,070 in total compensation for fiscal 2020. Robert Cook, Mr. Best’s son-in-law, received $367,266 in total compensation for fiscal 2020.

State Street is a beneficial owner of more than five percent (5%) of the Company’s common stock outstanding as of the record date of December 11, 2020. During fiscal 2020, State Street (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for a benefits plan; and (iii) provided retiree benefit payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $100,000 in fees. For the Master Trust, State Street (i) acted as trustee; (ii) provided fiduciary services for a benefits plan; (iii) provided retiree benefit processing services for a benefit plan whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $310,000 in fees during fiscal 2020. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.

14	ATMOS ENERGY

Board Evaluation Process

The Board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The self-evaluation process, which is established by the Nominating Committee, involves the completion of annual written questionnaires of the Board and its committees, review and discussion of the results of the evaluations by both the committee and full board, and consideration of action plans to address any issues.

Identifying and Evaluating Nominees for Directors

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated, or arise, the Nominating Committee considers various potential candidates for director, considering the skill areas and characteristics discussed above and qualifications of the individual candidate. The Nominating Committee will consider candidates that come to their attention through current board members, professional search firms, shareholders, or other persons. The Nominating Committee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election at the next annual meeting of shareholders.

Shareholder Nominees

If a shareholder wishes to nominate a candidate for election to the Board at the annual meeting, he or she should write to the Corporate Secretary, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, no later than the close of business on January 12, 2021, the 25th day following the day on which notice of the meeting is to be sent, December 18, 2020. Such notice should set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (December 11, 2020) and of the date of such notice; (iii) a representation that the shareholder is a record holder of the Company’s stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

2021 Proxy Statement	15

Communication with the Board

Communications to the Board, any Board committee, the independent directors, or any individual director (including the Lead Director) may be sent to the Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205. Communications may also be sent by email to boardofdirectors@atmosenergy.com. If you wish to contact the Lead Director or the independent directors on an anonymous and confidential basis, you may do so by contacting the Company’s Compliance Helpline at 1-866-543-4065 or https://www.compliance-helpline.com/welcomeAtmosEnergy.jsp.

16	ATMOS ENERGY

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board is nominating the 14 individuals below to continue serving as directors and whose one-year terms will expire in 2022. All nominees were recommended for nomination by the Nominating Committee. The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 18. Each of the nominees has consented to be a nominee and to serve as a director if elected.

Qualifications for Directors

Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Corporate Governance Guidelines on our website at www.atmosenergy.com/esg/corporate-governance.

Based on the Corporate Governance Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment and a willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership and does not discriminate based on race, color, national origin, gender, religion or disability in selecting nominees. The Board and the Nominating Committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Corporate Governance Guidelines provide that the Nominating Committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

2021 Proxy Statement	17

Director Nominees’ Skills and Experience

	Years Serving	Independent	Diversity	Public Co Leadership	Public Co BOD	Industry Experience	Safety	Regulatory/ Policy	Strategy/ M&A	Finance/ Accounting

J. Kevin Akers	1			🌑		🌑	🌑	🌑	🌑

Robert W. Best	23	🌑		🌑	🌑	🌑	🌑	🌑	🌑

Kim R. Cocklin	11			🌑	🌑	🌑	🌑	🌑	🌑

Kelly H. Compton	4	🌑	🌑							🌑

Sean Donohue	2	🌑					🌑	🌑

Rafael G. Garza	4	🌑	🌑						🌑	🌑

Richard K. Gordon	19	🌑				🌑			🌑	🌑

Robert C. Grable	11	🌑				🌑		🌑

Nancy K. Quinn	16	🌑	🌑		🌑	🌑			🌑	🌑

Richard A. Sampson	8	🌑							🌑	🌑

Stephen R. Springer	15				🌑	🌑		🌑	🌑

Diana J. Walters	2	🌑	🌑	🌑	🌑	🌑			🌑	🌑

Richard Ware II	27	🌑								🌑

Frank Yoho	-	🌑		🌑		🌑	🌑	🌑	🌑	🌑

% of Board		79%	29%	36%	36%	64%	36%	50%	71%	57%

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2022.

J. Kevin Akers

Director since 2019 Age: 57

President and Chief Executive Officer since October 1, 2019; formerly Executive Vice President from November 2018 through September 2019; Senior Vice President, Safety and Enterprise Services from January 2017 through November 2018; President of the Kentucky/Mid-States Division of the Company from May 2007 through December 2016; and President of the Company’s Mississippi Division from 2002 to 2007

Qualifications:

Mr. Akers has more than 30 years’ experience in the natural gas industry, including 29 with the Company. Over the course of his career, he has gained extensive management and operational experience. Such experience and management skills, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Akers to continue serving as a director of Atmos Energy.

18	ATMOS ENERGY

Robert W. Best

Director since 1997 Age: 74

Formerly Chairman of the Board of Atmos Energy from April 2013 through September 2017 and Executive Chairman of the Board of Atmos Energy from October 2010 through March 2013

Board Committees: Corporate Responsibility, Sustainability, & Safety

Qualifications:

Mr. Best led the senior management team of Atmos Energy from March 1997 until his retirement as the Executive Chairman in April 2013. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his almost 40-year career. Mr. Best also has outside board experience as a member of the boards of Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, the American Gas Association, the Southern Gas Association and the Dallas Regional Chamber of Commerce.

Mr. Best’s knowledge and expertise in the energy industry and leadership abilities developed while with Atmos Energy, other energy companies and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Best to continue serving as a director of Atmos Energy.

Kim R. Cocklin

Director since 2009 Age: 69

Chairman of the Board since December 10, 2020; formerly Executive Chairman of the Board from October 2017 to December 2020; Chief Executive Officer of Atmos Energy from October 2015 through September 2017; and President and Chief Executive Officer of Atmos Energy from October 2010 through September 2015

Qualifications:

Mr. Cocklin was appointed Chairman of the Board, effective December 10, 2020. He was previously appointed as Executive Chairman of the Board, effective October 1, 2017, after having served as Chief Executive Officer or President and Chief Executive Officer from October 2010 through September 2017. Mr. Cocklin has served on the Company’s senior management team since June 2006, having served as President and Chief Operating Officer from October 2008 through September 2010, Senior Vice President, Regulated Operations from October 2006 through September 2008 and Senior Vice President from June 2006 through September 2006. Mr. Cocklin has over 35 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. In addition, Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association.

Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

2021 Proxy Statement	19

Kelly H. Compton

Director since 2016 Age: 63

Executive Director of The Hoglund Foundation in Dallas, Texas since 1992

Board Committees: Audit and Human Resources

Qualifications:

Ms. Compton has been a philanthropic leader for over 30 years with The Hoglund Foundation, which partners with education and family support agencies in Dallas, Texas. Prior to managing operations for The Hoglund Foundation, Ms. Compton served as Vice President of Commercial Lending for NationsBank Texas and its predecessors for 13 years. Her responsibilities included loan production and administration for large national corporations as well as middle market companies in the Dallas area. Ms. Compton also currently serves on the Board of Trustees for the Southern Methodist University and the Board of Trustees for The Perot Museum of Nature and Science.

As a result of Ms. Compton’s leadership abilities and experience in public and private finance, development and strategic matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Compton to continue serving as a director of Atmos Energy.

Sean Donohue

Director since 2018 Age: 59

Chief Executive Officer of Dallas Fort Worth International Airport since 2013

Board Committees: Nominating and Corporate Governance and Corporate Responsibility, Sustainability, & Safety

Qualifications:

In his role as Chief Executive Officer of Dallas Fort Worth International Airport (the “Airport”), Mr. Donohue is responsible for the management, operation and future strategy and development of the Airport. Mr. Donohue joined the Airport following a 28-year career in the airline industry. Prior to his arrival at the Airport, Mr. Donohue served for three years as the Chief Operating Officer for Virgin Australia Airlines, where he led day-to-day operations for Australia’s second largest air carrier. Prior to that, Mr. Donohue served for 25 years with United Airlines in a variety of executive roles that included operations, sales and commercial startups.

As a result of Mr. Donohue’s leadership abilities and experience in strategy and development matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Donohue to continue serving as a director of Atmos Energy.

20	ATMOS ENERGY

Rafael G. Garza

Director since 2016 Age: 60

President and Founder of RGG Capital Partners, LLC and Bravo Equity Partners, LP in Fort Worth, Texas since 2000, and Founder, Managing Director, and Executive Vice Chairman of Vantage Bank Texas since 2018

Board Committees: Audit and Nominating and Corporate Governance

Qualifications:

For RGG Capital Partners, LLC and Bravo Equity Partners, LP, private investment companies, Mr. Garza has been responsible for managing various portfolio companies with a particular focus on the U.S. and Mexico. Mr. Garza serves as Executive Vice Chairman of Vantage Bank Texas. Previously, Mr. Garza held numerous senior leadership positions with E&Y’s Audit and Advisory and Corporate Finance divisions. Due to Mr. Garza’s involvement in private investments, banking, and corporate finance, he has significant experience in audit, complex financial matters, mergers and acquisitions, and financial strategy. Mr. Garza also has served as a leader on the boards of several non-profit organizations, and currently serves on the boards of Texas Christian University, the Modern Art Museum of Fort Worth and Baylor Scott & White Holdings.

Mr. Garza’s in-depth experience with financial management and strategic planning, his leadership abilities and his display of the attributes discussed in the “Qualifications for Directors” section have resulted in the Board’s nomination of Mr. Garza to continue serving as a director of Atmos Energy.

Richard K. Gordon

Director since 2001 Age: 71

General Partner of Juniper Capital LP in Houston, Texas since March 2003; General Partner of Juniper Energy LP in Houston, Texas since August 2006; Senior Advisor of Juniper Capital II in Houston, Texas since January 2020; and Senior Advisor of Juniper Capital III in Houston, Texas since January 2020

Board Committees: Human Resources, Nominating and Corporate Governance, Executive (Chair), Corporate Responsibility, Sustainability, & Safety (Chair)

Other Public Company Boards: ExoStat Medical, Inc.

Qualifications:

For private equity funds Juniper Capital LP, Juniper Energy LP, Juniper Capital II and Juniper Capital III, Mr. Gordon oversees various portfolios that collectively include power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Prior to working with Juniper Capital, Juniper Energy, Juniper Capital II and Juniper Capital III, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies.

Based upon his extensive business experience in investment banking and the energy industry, his in-depth leadership experience as the Lead Director of the Company and as the former Chair of the HR Committee and as a member of the board of ExoStat Medical, Inc., as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

2021 Proxy Statement	21

Robert C. Grable

Director since 2009 Age: 74

Founding Partner, Kelly Hart & Hallman LLP in Fort Worth, Texas since April 1979

Board Committees: Audit, Nominating and Corporate Governance (Chair), and Executive

Qualifications:

Mr. Grable possesses advanced leadership skills developed as a partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation, for over 40 years. Mr. Grable also has outside board experience as a Trustee of the University of Texas Law School Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin.

As a result of his extensive legal experience with clients in the energy industry and leadership experience with boards of for-profit and non-profit organizations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Grable to continue serving as a director of Atmos Energy.

Nancy K. Quinn

Director since 2004 Age: 67

Independent energy consultant since July 1996

Board Committees: Audit, Human Resources (Chair), Corporate Responsibility, Sustainability, & Safety, and Executive

Qualifications:

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 2000, Ms. Quinn also held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has extensive corporate governance leadership experience as Chair of the HR Committee as well as the former Lead Director and Chair of the Audit Committee of Atmos Energy. Ms. Quinn was also previously a member of the boards of Helix Energy Solutions Group, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc.

The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, to continue serving as a director of Atmos Energy.

22	ATMOS ENERGY

Richard A. Sampson

Director since 2012 Age: 70

General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm in Denver, Colorado since January 2013; formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in New York, San Francisco and Denver from May 2006 to May 2012.

Board Committees: Audit (Chair), Human Resources, and Executive

Qualifications:

Mr. Sampson held numerous senior leadership positions with JPMorgan Chase, a global financial services firm, through which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s experience of over 30 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies.

In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management, his leadership as Chair of the Audit Committee and his knowledge of complex financial transactions, has led the Board to nominate Mr. Sampson to continue serving as a director of Atmos Energy.

Stephen R. Springer

Director since 2005 Age: 74

Formerly Senior Vice President and General Manager, Midstream Division, The Williams Companies, Inc.

Board Committees: Corporate Responsibility, Sustainability, & Safety

Qualifications:

Mr. Springer’s professional career includes more than 30 years of experience in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Transco Energy Company and The Williams Companies. Mr. Springer’s knowledge of the natural gas industry is based on his experience in the natural gas transmission, marketing, supply, transportation, business development, distribution and gathering and processing segments of the industry. Mr. Springer has outside board experience as an honorary director on the Indiana University Foundation Board and formerly on the board of DCP Midstream Partners, LP, a New York Stock Exchange company.

The Board has nominated Mr. Springer to continue serving as a director of Atmos Energy in light of his considerable experience in the natural gas industry, his leadership abilities developed while with The Williams Companies and service on the boards of other public companies, and non-profit institutions, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section.

2021 Proxy Statement	23

Diana J. Walters

Director since 2018 Age: 57

Founder and Managing Member of Amichel, LLC since 2019

Board Committees: Human Resources and Corporate Responsibility, Sustainability, & Safety

Other Public Company Boards: Platinum Group Metals Ltd., Trilogy Metals, Inc.

Qualifications:

Ms. Walters has more than 30 years of experience in the natural resources sector, as an equity investor and investment banker, and in other roles within the sector. Ms. Walters is the owner and sole manager of Amichel, LLC, a company that provides advisory services in the field of natural resources. She was the founder of 575 Grant, LLC, a natural resources advisory firm, from 2014 to 2019. She served as the President of Liberty Metals & Mining Holdings, LLC managing direct equity investments in the mining sector and as a member of senior management of Liberty Mutual Asset Management from 2010 to 2014. Ms. Walters has extensive investment experience with both debt and equity through various leadership roles at Credit Suisse, HSBC and other firms. She also served previously as Chief Financial Officer of Tatham Offshore Inc., an independent oil and gas company with assets in the Gulf of Mexico. Ms. Walters also served as the Chairperson of the Audit Committee for Alta Mesa Resources, Inc.

As a result of Ms. Walters’ leadership abilities and investments experience, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Walters to continue serving as a director of Atmos Energy.

Richard Ware II

Director since 1994 Age: 74

Chairman of Amarillo National Bank in Amarillo, Texas since May 2014, formerly President of Amarillo National Bank from January 1982 to January 2018

Board Committees: Audit and Nominating and Corporate Governance

Qualifications:

Mr. Ware has developed substantial knowledge of the financial services industry during his over 45-year career with a nationally recognized banking institution. Mr. Ware has a strong background in assessing and overseeing complex financial matters, as well as leadership experience in supervising principal financial officers and experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University.

Due to his valuable insight into financial-related matters gained through his extensive banking industry experience and demonstrated leadership, including in his past and present directorships, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to continue serving as a director of Atmos Energy.

24	ATMOS ENERGY

Frank Yoho

Director since 2020 Age: 61

Former Executive Vice President and President of Natural Gas of Duke Energy

Board Committees: Audit and Corporate Responsibility, Sustainability, & Safety

Qualifications:

Mr. Yoho has more than 35 years of experience in the natural gas industry in a variety of roles that included marketing, business development and gas supply. In his role as Executive Vice President and President of Natural Gas, Mr. Yoho was involved in the strategic planning process for Duke Energy. He was instrumental in the integration of Piedmont Natural Gas into Duke Energy and oversaw operations, commercial, regulatory and community responsibilities for all aspects of the natural gas business for Duke Energy. Previously, Mr. Yoho was Senior Vice President and Chief Commercial Officer of Piedmont Natural Gas. He previously served on the boards of the American Gas Association, Southern Gas Association and Energy Production and Infrastructure Center (EPIC) at UNC Charlotte and the board of trustees for the Institute of Gas Technology.

Mr. Yoho’s knowledge and expertise in the energy industry and leadership abilities developed at Duke Energy, Piedmont Natural Gas and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Yoho to continue serving as a director of Atmos Energy.

The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

2021 Proxy Statement	25

DIRECTOR COMPENSATION

Annual Compensation

The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. The Board generally targets compensation near the median of our proxy peer group (discussed below). In addition, the Board believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.

In fiscal 2020, our director fees remained unchanged from fiscal 2019 and included the following components:

Retainer and Fees

Annual Board Retainer	$100,000

Committee Chair Annual Fees	$15,000 Audit

$12,500 Human Resources

$10,000 Nominating & Corporate Governance

$10,000 Corporate Responsibility, Sustainability, & Safety

Lead Director Fee	$25,000

Annual Grant of Share Units	$150,000

The Company provides our non-employee directors the option to receive all or part of their cash director retainer and fees (in 10% increments) in Atmos Energy common stock through the LTIP. The selected common stock portion of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the cash fee that would have been paid to the non-employee director during a quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued. Fractional shares are paid in cash. Two of our directors elected this option during fiscal 2020.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director is also eligible to participate in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10% increments). The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter and credited with interest at a rate equal to 2.5% plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is credited monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also

26	ATMOS ENERGY

credited with dividend equivalents whenever dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s separation from service, plan benefits paid from the cash account are paid in the form of cash. At this time, plan benefits paid from the stock account are paid in the form of shares of common stock issued, which are equal to the number of whole share units credited to the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution.

Each non-employee director also receives an annual grant based on his or her election of share units or restricted stock units with a one-year vest period under the LTIP each year he or she serves on the Company’s Board of Directors. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year. Share units accrue dividend equivalents and are settled in the same manner as share units under the Directors Plan. Restricted stock units earn dividends paid in cash at the time dividends are paid to the Company’s shareholders. Share units must be held until the director’s separation from service.

Annual Review of Compensation

The Company’s non-employee director compensation program reflects best practices, as follows:

●	Retainer-only compensation with no fees for attending meetings, which is an expected part of board service;

●	Additional retainers for special roles such as lead director and committee chairs to recognize incremental time and effort involved;

●	Equity delivered in the form of full-value shares; and

●	Director stock ownership requirements of five times the annual cash retainer.

Together with its independent compensation consultant, the HR Committee annually reviews the non-employee director pay program to ensure it remains competitive.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2020:

Director Compensation for Fiscal Year 2020(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best	100,000	150,000	—	—	250,000
Kelly H. Compton	100,000	150,000	—	1,581	251,581
Sean Donohue	100,000	150,000	—	1,581	251,581
Rafael G. Garza	100,000	150,000	—	—	250,000
Richard K. Gordon	135,000	150,000	—	—	285,000
Robert C. Grable	110,000	150,000	—	1,581	261,581
Nancy K. Quinn	112,500	150,000	4	4	262,508
Richard A. Sampson	115,000	150,000	—	1,581	266,581
Stephen R. Springer	100,000	150,000	—	1,581	251,581
Diana J. Walters	100,000	150,000	624	719	251,343
Richard Ware II	100,000	150,000	—	1,581	251,581
Frank Yoho	41,667	99,965	—	—	141,632

2021 Proxy Statement	27

(a)	No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2020.

(b)

Non-employee directors may defer all or a part of their annual cash retainer and fees under our Directors Plan. During fiscal 2020, Ms. Quinn, Mr. Springer, and Ms. Walters elected to defer a portion of their director fees (a total of $105,000), under such plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Mr. Grable elected to forego the receipt in cash of a total of 30% of his director fees ($33,000) and instead received shares of our common stock under our LTIP in fiscal 2020, while Mr. Ware elected to receive in lieu of cash a total of 70% of his director fees ($70,000) in common stock under our LTIP. These shares do not contain any restrictions and were awarded on the first trading day of the quarter in which such fees were earned based on the fair market value of our stock on that date. As a result of such elections, a total of 313 shares were issued to Mr. Grable and 667 shares to Mr. Ware on the following dates and at the following fair market values during fiscal 2020: (i) October 1, 2019, at a fair market value of $113.57 per share; (ii) January 2, 2020, at a fair market value of $110.73 per share; (iii) April 1, 2020, at a fair market value of $96.18 per share and (iv) July 1, 2020, at a fair market value of $100.55 per share. Fractional shares were paid in cash subsequent to the end of fiscal 2020.

(c)

The amounts in this column represent the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the share units or restricted stock units awarded to each of our non-employee directors (except Mr. Yoho) under our LTIP for service on the Board in fiscal 2020 on March 6, 2020 at a fair market value of $109.09 per share. Mr. Yoho received 1,000 share units under our LTIP for his service on the Board beginning May 1, 2020, at a fair market value of $99.97 per share. Per their election, each of Ms. Compton, Mr. Donohue, Mr. Grable, Mr. Sampson, Mr. Springer, and Mr. Ware received 1,375 restricted stock units of which all had not vested at 2020 fiscal year end.

(d)

The amounts in this column represent the amount of above-market interest earned during fiscal 2020 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120% of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)

For Ms. Quinn and Ms. Walters, the amounts in this column represent the market rate of interest accrued during fiscal 2020 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in fiscal 2020. For Ms. Compton, Mr. Donohue, Mr. Grable, Mr. Sampson, Mr. Springer, and Mr. Ware, the amounts in this column represent the dividends paid on their restricted stock units on June 8, 2020, and September 8, 2020. No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2020.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2020 and cumulative deferred compensation as of September 30, 2020:

Director Deferred Board Fees for Fiscal Year 2020

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Nancy K. Quinn	45,000	14,525	354,111	—	8	185
Stephen R. Springer	40,000	1,312	74,183	—	—	—
Diana J. Walters	—	—	—	20,000	1,343	38,031

(a)

Ms. Quinn elected to receive 40% of her director fees in deferred stock for fiscal 2020. The $45,000 amount represents 430 share units received in fiscal 2020. Mr. Springer elected to receive 40% of his director fees in deferred stock for fiscal 2020. The $40,000 amount represents 382 share units received in fiscal 2020. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service.

(b)

Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values during fiscal 2020 were as follows: $106.44 on December 9, 2019; $105.40 on March 9, 2020; $104.89 on June 8, 2020 and $96.38 on September 8, 2020.

(c)

The amounts in this column represent interest earned during fiscal 2020 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2020, at a rate equal to the 10-year U.S. Treasury Note rate (1.88%) on the first day of each plan year (January 1) plus 250 basis points.

28	ATMOS ENERGY

PROPOSAL TWO—AMENDMENT TO THE 1998 LONG-TERM INCENTIVE PLAN

Description of Plan

Background and Purpose. Our shareholders are being asked to approve an amendment to our LTIP to extend the term for an additional ten year period expiring on November 11, 2030. We are not requesting approval of any other amendments to the LTIP at this time. The proposed amendment would allow the Company to continue to attract, retain and reward the best available personnel for our positions of substantial responsibility. Accordingly, the Board believes that approval of the amendment to extend the term of the plan is advisable and is in the best interests of our shareholders.

The complete text of the LTIP, as amended, is set forth in Appendix B to this proxy statement. The summary of the LTIP provided herein is qualified in its entirety by reference to Appendix B.

The LTIP represents an integral part of our compensation program for key employees and non-employee directors. The Board of Directors originally adopted the LTIP in August 1998, which our shareholders approved in February 1999. Our shareholders also approved amendments to the LTIP in February 2002, February 2007, February 2011, and February 2016 primarily to add shares to the total number of shares available for issuance under the plan and extend the term of the plan. The LTIP is a comprehensive, omnibus-type long-term incentive compensation plan, under which we have provided discretionary awards of time-lapse restricted stock units, performance-based restricted stock units, shares of restricted stock, shares of bonus stock and non-qualified stock options to our key employees since the plan’s adoption. We have also awarded to each of our non-employee directors restricted stock units with a one-year vest period and share units which vest upon grant with an equivalent number of shares issued to such directors upon their retirement. Other types of equity compensation may be awarded under the LTIP, including without limitation, incentive stock options and stock appreciation rights (“SARs”), other stock unit awards or stock-based forms of awards to help attract, retain and reward our key employees and non-employee directors.

Key LTIP Features: The LTIP, as proposed to be amended, continues to include the following features and we have implemented responsible grant practices that help protect the interests of our shareholders:

•	the HR Committee, an independent committee of the Board, administers the plan;

•

the annual “burn rate” under the LTIP (defined as the annual amount of equity granted divided by the average number of shares outstanding) over the last three years has averaged less than 0.3% per year;

•	no options or SARs may be granted with exercise prices below fair market value on the date of grant;

•	dividends or dividend equivalents cannot be paid out on performance-based awards unless and until the shares or units are earned; and

•	nearly all employee time-based awards have been granted with three-year cliff vesting requirements.

Eligibility for Participation. Any of our employees, approximately 4,700 as of September 30, 2020, including any employee who is also a director or officer, and any non-employee director is eligible to participate in the LTIP. However, since the LTIP was approved in February 1999, only our officers and other key employees (177 employees during fiscal 2020) as well as non-employee directors (12) have participated in the LTIP. The LTIP is intended to motivate our employee participants using performance-related incentives linked to longer range performance goals and the interests of our shareholders. These incentives and long-range performance goals have increased and should continue to increase the interests of employees in our overall performance and encourage such persons to continue their services for us.

Administration. The LTIP is administered and interpreted by the HR Committee. Actions taken by the HR Committee with respect to the LTIP have been and will continue to be taken by those members who are non-employee directors

2021 Proxy Statement	29

and who qualify as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 16. The HR Committee determines eligible persons to whom awards will be granted, as well as all terms, conditions, performance criteria and restrictions applicable to each award. In addition to any other powers, and subject to the provisions of the LTIP, the HR Committee (i) interprets the LTIP, (ii) prescribes, amends and rescinds any rules and regulations necessary or appropriate for the administration of the LTIP and (iii) makes such other determinations and takes other actions as it deems necessary or advisable in the administration of the LTIP. Any interpretation, determination or action made or taken by the HR Committee is binding and conclusive on all interested parties.

General Description of Plan. The LTIP, which became effective as of October 1, 1998, previously had a termination date of September 30, 2021. Our Board has approved the extension of this termination date to November 11, 2030, subject to shareholder approval of this Proposal Two. The Board may amend, suspend or terminate the LTIP, in whole or in part, at any time; provided, however, that any amendment which requires shareholder approval shall be made only with shareholder approval. The maximum cumulative number of shares that may be issued under the LTIP shall not exceed 11,200,000 shares of common stock (which would represent approximately 9% of the Company’s common stock outstanding as of September 30, 2020), including shares of common stock previously subject to awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of common stock or exchanged for awards that do not involve common stock, or expire unexercised. Shares of common stock may be available from authorized but unissued shares of common stock or common stock we may purchase on the open market or otherwise. No one participant can receive, during any fiscal year, awards of stock options and SARs covering more than 500,000 shares. The LTIP allows us to enter into award agreements to grant restricted stock/restricted stock units, tandem awards, performance units, performance shares, bonus stock, nonqualified stock options, incentive stock options, SARs, and other stock unit awards or stock-based forms of awards.

Restricted Stock/Restricted Stock Units. The HR Committee may grant shares of restricted stock or restricted stock units to participants in such amounts and for such duration as it shall determine. Each restricted stock/restricted stock unit grant is evidenced by an award agreement specifying the number of shares of common stock and/or the number of restricted stock units awarded, the period of restriction, as well as the conditions and performance goals of us, our subsidiary or any of our divisions that must be satisfied prior to removal of the restriction and such other provisions as the HR Committee determines. The participants receiving restricted stock/restricted stock unit awards generally are not required to pay for them (except applicable tax withholding) other than by rendering services to us.

The restriction period of restricted stock and/or restricted stock units commences on the date of grant and expires upon satisfaction of the conditions set forth in the award agreement (if any). Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in performance compared to specified indices, (iv) attainment of specified growth rates or (v) other comparable performance measurements, as determined by the HR Committee in its sole discretion.

Performance-Based Awards. The HR Committee may issue performance awards in the form of either performance units or performance shares, subject to the performance goals and performance period it determines. The extent to which performance measures are met will determine the value of each performance unit or the number of performance shares earned by the participant. The terms and conditions of each performance award are set forth in the applicable award agreement. Payment of the amount due upon settlement of a performance award is made in a lump sum or installments in cash, shares of common stock or a combination thereof as determined by the HR Committee.

Bonus Stock. The HR Committee may award shares of bonus stock to participants under the LTIP without cash consideration. In the event the HR Committee assigns restrictions on the shares of bonus stock awarded under the LTIP, then such shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if the restrictions have not lapsed or vested. If any vesting condition is not met on the shares, then such shares must be returned to us, without any payment from us, within 60 days.

30	ATMOS ENERGY

Stock Options. Although the HR Committee has not granted stock options under the LTIP since March 2003, it may still grant stock options under the existing provisions of the LTIP, including non-qualified stock options (“NQSOs”) and incentive stock options (“ISOs”) to employees and directors; provided, however, that non-employee directors may receive only NQSOs. The terms applicable to each option grant, including the exercise price, expiration date and other material conditions upon which the options may be exercised, will be detailed in an award agreement. We do not require any consideration to be paid by a recipient to us in exchange for the granting or extension of stock options. We require consideration to be paid by a recipient only at the time of the exercise of the option in the amount of the exercise price. Stock option grants entitle the participant to purchase stock at prices not less than 100% of the fair market value on the date of grant.

The HR Committee may not grant ISOs under the LTIP to any employee which would permit the aggregate fair market value of the common stock with respect to which ISOs are exercisable for the first time during any calendar year to exceed $100,000. Any stock option granted under the LTIP which is designated as an ISO that exceeds this limit or otherwise fails to qualify as an ISO will be a NQSO. If an option qualifies as either an ISO or NQSO, there will generally be no federal income tax consequences to either the recipient or us upon the issuance of such options. In the case of an ISO, there should also be no federal income tax consequences to either the recipient or us upon its exercise. However, if a stock option is categorized as a NQSO, the recipient must recognize compensation income in the year of exercise equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, while we will receive a corresponding deduction for compensation paid for the same amount.

Stock Appreciation Rights. SARs entitle the participant at his or her election to surrender to us the SARs, or portion thereof, and to receive from us in exchange therefor, cash or shares in an amount equal to the excess of the fair market value per share over the price per share specified in such SARs, multiplied by the total number of shares of the SARs being surrendered. We may satisfy our obligation upon exercise of the SARs by the distribution of that number of shares of common stock having an aggregate fair market value equal to the amount of cash otherwise payable to the participant. A cash settlement would be made for any fractional share interests. In addition, the HR Committee may grant two or more incentives in one award in the form of a “tandem award,” so that the right of the participant to exercise one incentive shall be cancelled if, and to the extent, the other incentive is exercised.

Other Stock-Based Awards. The HR Committee may issue to participants, either alone or in addition to other awards made under the LTIP, stock unit awards, which may be in the form of common stock or other securities. The value of such award will be based, in whole or in part, on the value of the underlying common stock or other securities. The HR Committee, in its sole and complete discretion, may determine that an award may provide to the participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an award. Subject to the provisions of the LTIP, the HR Committee determines the terms, restrictions, conditions, vesting requirements and payment rules of the award as specified in an award agreement.

Termination of Service Following Change in Control. In the event of the termination of service of a participant within three years following a change in control (as defined in the text of the LTIP attached hereto as Appendix B), at the effective date of such termination, all unvested installments of any awards outstanding are automatically be accelerated and exercisable in full and all restrictions on any award are automatically terminated.

New Plan Benefits. Because any awards under the LTIP are granted in the discretion of the HR Committee and ratified by the Board, the total amount of incentive compensation that will be awarded in the future under the LTIP is not determinable at this time. For information on fiscal 2020 awards under the LTIP to our non-employee directors, see the “Director Compensation For Fiscal Year 2020” table on page 27 and to our named executive officers see the “Grants of Plan-Based Awards for Fiscal Year 2020” table on page 51.

2021 Proxy Statement	31

Historical Grants of Awards under the LTIP. The following table sets forth the number of shares subject to all stock options granted under the LTIP and all other equity awards under the LTIP since its adoption in 1998 through September 30, 2020, irrespective of whether the awards have been exercised, cancelled, have vested or are still outstanding.

Name and Principal Position	# of Shares Covered by Options	# of Shares Covered by Stock Awards
J. Kevin Akers, President and Chief Executive Officer	10,500	47,428
Kim R. Cocklin, Chairman of the Board	—	447,502
Christopher T. Forsythe, Senior Vice President and Chief Financial Officer	—	43,233
David J. Park, Senior Vice President, Utility Operations	—	30,714
Karen E. Hartsfield, Senior Vice President, General Counsel, and Corporate Secretary	—	13,084
All Current Executive Officer as a Group	10,500	598,854
All Non-Employee Directors as a Group	448,492	288,706
All Employees as a Group (Excluding Executive Officers)	153,001	1,378,201

Share Overhang and Annual Share Usage

While the use of equity awards is an important part of our overall executive compensation program, we are also aware of our responsibility to our shareholders to exercise judgment in the granting of such awards. As a result, we monitor both our “share overhang” and annual share usage, or “burn rate,” and the LTIP’s potential impact on our shareholders as described below. We note that the proposed amendment to the LTIP does not request any additional shares for issuance thereunder.

Share Overhang. As of the end of fiscal 2020, we had 952,586 shares of common stock subject to outstanding equity awards, of which 591,547 shares were subject to unvested restricted stock units (with performance-based restricted stock units at target performance) and 361,039 shares were subject to director share units, for which shares will be issued to our non-employee directors upon retirement. Additionally, a total of 1,288,782 shares were available for future equity awards under the LTIP as of such date. The total share overhang of 2,241,368 shares represents approximately 1.8% of our common stock outstanding (the “overhang percentage”) at September 30, 2020.

The annual share usage, or burn rate, under the LTIP for the last three fiscal years was as follows:

	Fiscal 2020	Fiscal 2019	Fiscal 2018	Average
A Time-Lapse RSUs Granted	112,237	122,773	133,211	122,740
B Performance-Based RSUs Granted	87,748	118,699	115,499	107,315
C Total Units Granted	199,985	241,472	248,710	230,055
D Weighted Average Shares Outstanding	122,787,765	117,200,244	111,011,702	116,999,904
E Annual Share Usage (C/D)	0.16%	0.21%	0.22%	0.20%

32	ATMOS ENERGY

Equity Compensation Plan Information. The following table sets forth the number of securities authorized for issuance under the LTIP at September 30, 2020.

	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1998 Long-Term Incentive Plan	952,586	(1)	—	1,288,782

Total equity compensation plans approved by security holders	952,586		—	1,288,782
Equity compensation plans not approved by security holders	—		—	—

Total	952,586		—	1,288,782

(1)

Comprised of a total of 355,481 time-lapse restricted stock units, 361,039 director share units, and 236,066 performance-based restricted stock units at the target level of performance granted under our 1998 Long-Term Incentive Plan.

On November 11, 2020, the Board of Directors approved and adopted the amendment to the LTIP, which is subject to the approval of our shareholders at the annual meeting of shareholders on February 3, 2021. The Board of Directors believes that the LTIP will continue to accomplish its primary purpose of motivating employees using performance-related incentives linked to longer-range performance goals and the interests of our shareholders.

The amendment to the LTIP is being submitted to our shareholders for their approval pursuant to the provisions of the LTIP, as well as to comply with the rules of the NYSE. According to our Bylaws, this proposal to adopt the amendment to the LTIP requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting in which a quorum is present and the NYSE listing rules require this proposal to receive the support of a majority of the votes cast. Abstentions will have the same effect as an “against” vote for purposes of our Bylaws and no effect for purposes of the NYSE approval requirement. Broker non-votes will have no effect on the vote for this proposal.

The Board of Directors recommends that our shareholders vote FOR the approval of the amendment to the 1998 Long-Term Incentive Plan to extend its term.

2021 Proxy Statement	33

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed E&Y to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2021. The firm of E&Y (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of E&Y will be present at the annual meeting. The representatives of E&Y will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of E&Y as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of E&Y is not so ratified, the Audit Committee will consider the outcome of the vote in its future selection of an independent registered public accounting firm.

As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by E&Y were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2021.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, E&Y, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2020	2019
	($ In thousands)
Audit Fees	3,584	3,522
Audit-Related Fees	—	—
Tax Fees	25	—
All Other Fees	—	—

Total Fees	3,609	3,522

Audit Fees.    Fees for audit services include fees associated with the audit of our Annual Report on Form 10-K, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.

34	ATMOS ENERGY

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting, and assistance with sales and use tax filings and audits.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by E&Y. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate pre-approval authority to any members during fiscal 2020 and pre-approved all audit and tax fees for services performed by E&Y in fiscal 2020 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by E&Y was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on our website at www.atmosenergy.com/esg/corporate-governance.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the financial statements and the assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

In discharging its responsibility for the year ended September 30, 2020:

●	The Audit Committee has reviewed and discussed the audited financial statements of the Company with management.

●	The Audit Committee has discussed with E&Y the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended.

●

The Audit Committee has received the written disclosures and the letter from E&Y required by the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2020 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee.

Richard A. Sampson, Chair

Kelly H. Compton

Rafael G. Garza

Robert C. Grable

Nancy K. Quinn

Richard Ware II

Frank Yoho

2021 Proxy Statement	35

PROPOSAL FOUR—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

It has been our practice since our February 2011 annual meeting to ask our shareholders to vote to approve the compensation of our named executive officers (“Say-on-Pay”) at every annual meeting. At our annual meeting of shareholders in February 2011 and again in February 2016, our shareholders voted by a substantial margin to adopt the recommendation of our Board to vote on the Say-on-Pay proposal every year at our annual meeting until the next frequency vote on the Say-on-Pay proposal is held, which is expected at our 2022 annual meeting.

Executive Compensation

As discussed below in the “Compensation Discussion and Analysis” section of this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that provide compensation based on the Company’s financial performance.

The HR Committee annually reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” section, beginning on page 37, includes additional details about our executive compensation program. We ask that our shareholders indicate their support for our Say-on-Pay proposal by voting “FOR” the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2020, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables, notes and narrative.

This Say-on-Pay vote is advisory, therefore it will not be binding on the Company. However, the HR Committee and the Board value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that our shareholders vote FOR this advisory proposal to approve the compensation of our named executive officers.

36	ATMOS ENERGY

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the process we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Our named executive officers for fiscal 2020 are listed below:

Name	Title
J. Kevin Akers(a)	President and Chief Executive Officer
Kim R. Cocklin(b)	Past Executive Chairman of the Board
Christopher T. Forsythe(c)	Senior Vice President and Chief Financial Officer
David J. Park(d)	Senior Vice President, Utility Operations
Karen E. Hartsfield(e)	Senior Vice President, General Counsel, and Corporate Secretary

(a)

Mr. Akers, who served as President of the Kentucky/Mid-States Division of the Company from May 2007 through December 31, 2016, Senior Vice President, Safety and Enterprise Services from January 1, 2017 through November 5, 2018, and Executive Vice President from November 6, 2018 through September 30, 2019, was appointed by the Board of Directors as President and Chief Executive Officer, effective October 1, 2019.

(b)

Mr. Cocklin, who served as Executive Chairman of the Board from October 1, 2017 through December 10, 2020, President and Chief Executive Officer from October 1, 2010 through September 30, 2015, and Chief Executive Officer of the Company from October 1, 2015, through September 30, 2017, was appointed by the Board of Directors as Chairman of the Board, effective December 10, 2020.

(c)

Mr. Forsythe, who served as Vice President and Controller of the Company from May 2009 through January 31, 2017, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer, effective February 1, 2017.

(d)

Mr. Park, who served as President of the West Texas Division of the Company from May 2012 through December 31, 2016, was appointed by the Board of Directors as Senior Vice President, Utility Operations, effective January 1, 2017.

(e)

Ms. Hartsfield, who served as Senior Attorney from June 2015 through August 2017, was appointed by the Board of Directors as Senior Vice President, General Counsel, and Corporate Secretary, effective August 7, 2017.

Fiscal 2020 Business and Performance Highlights

Over the past nine years, our operating strategy has focused on modernizing our distribution and transmission system to improve the safety and reliability of the system. Since that time, our capital expenditures have increased approximately 14% annually. Our ability to increase capital spending each year to modernize our system has increased our rate base, which has also resulted in increasing earnings per share.

This trend continued during fiscal 2020. In fiscal 2020, we generated net income of $601.4 million or $4.89 per diluted share. After adjusting for a nonrecurring income tax benefit recognized during fiscal 2020, we recorded adjusted net income of $580.5 million, or $4.72 per diluted share for the year ended September 30, 2020.* Net income for the year ended September 30, 2019 was $511.4 million or $4.35 per diluted share. Capital expenditures for fiscal 2020 totaled approximately $1.9 billion, with over 85% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

Adjusted Diluted Earnings Per Share*	Declared Dividends Per Share	3-Year Cumulative Total Shareholder Return
$4.72	$2.30	21.6%
18th Consecutive Year of EPS Growth	Up from $2.10 for Fiscal 2019

*

Represents a measure of performance that is calculated and presented other than in accordance with GAAP. See Appendix A for an explanation of these non-GAAP measures, a full reconciliation of these non-GAAP results to our GAAP net income and diluted net income per share results, and a brief discussion of why we use these non-GAAP performance measures.

2021 Proxy Statement	37

Compensation Highlights

Our executive compensation program is built upon our strategy of “Total Rewards.” Under Total Rewards, we take a comprehensive view of all compensation plans and employee benefits that comprise the total package of executive compensation we provide to our named executive officers. Total Rewards is based on the payment of (i) total cash compensation, composed of base salary and the annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in our primary industry, natural gas distribution, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 46. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive compensation. The pay mix at target grant date value for our Chief Executive Officer and other named executive officers for fiscal 2020 was primarily long-term and performance-based, as shown in the graphics below.

Fiscal 2020 Target Compensation Mix

2020 Actual Results

The table below shows the target performance and actual results for our fiscal 2020 performance-based compensation. Based on our fiscal 2020 performance, the following incentive programs resulted in above target payouts. See “Annual Incentive Compensation,” beginning on page 42 and “Long-Term Incentive Compensation,” beginning on page 43.

Incentive Program Element	Performance Metric	Target Performance	2020 Actual Performance	2020 Payout (as a % of Target)
Annual Incentive Plan	EPS (100% of award)	$4.65	$4.72	130%*
Long-Term Incentive Program 2018-2020 Cycle	EPS (100% of award)	$12.77	$13.07	123%

*	Because the Company’s TSR for fiscal 2020 was negative, compensation for the executive officers under the Incentive Plan for fiscal 2020 was limited to the target level of performance.

38	ATMOS ENERGY

Executive Compensation Program Objectives and Strategy

Our Total Rewards strategy is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in annual and long-term incentive compensation plans that are based solely on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified targets, the attainment of which does not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 63.

Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our shareholders and customers and that our named executive officers are paid above-target incentive compensation only when the Company’s financial performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management team members who can deliver outstanding performance. Our executive compensation program is founded upon the following principles:

●

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities.

●

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) to be paid at the 50th percentile of competitive market practice, if established performance targets are reached.

●

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

●

Stock ownership, which is an important component of our executive compensation strategy, should closely align our executives with the interests of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines.

2021 Proxy Statement	39

Our executive compensation practices include:

Executive officer awards under the Incentive Plan are generally capped at 200% of target. These awards are capped at target if the Company’s total shareholder return for the performance period is negative.

Fifty percent of long-term incentive compensation is performance-contingent.

Clawback policy that provides for the repayment or forfeiture of all incentive-based compensation in certain circumstances.

Executives and directors are subject to stock ownership guidelines and retention requirements.

Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent annual award of incentive compensation.

Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.
We have no employment agreements with our officers.

We prohibit hedging and pledging of our securities at any time by any employees and directors.

There is no single trigger vesting of outstanding awards under our LTIP upon a change in control.

Our change in control severance arrangements do not contain excise tax gross-up payments.

We have no excessive perquisites for executives.

We pay dividends on performance-contingent stock awards when vesting is complete and then only if performance targets are met.

40	ATMOS ENERGY

Elements of Executive Compensation

The following table summarizes the various elements of executive compensation that we provided to our named executive officers for fiscal 2020, followed by a more detailed discussion of each element, why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Element	Description	Objective within Compensation Program

Base Salary	Fixed cash compensation, subject to annual review and adjusted in response to changes in performance, duties, strategic importance or competitive salary practices	• Reflects roles, responsibilities, skills, experience and performance
• Provides base compensation at a level consistent with competitive salary practices

Annual Incentive Compensation	Annual cash performance award based on achievement of Company financial performance measures with option to convert all or portion of award to time-lapse RSUs under LTIP with three-year cliff vesting at a 20% premium

•    Increases alignment of senior management and shareholders’ interests by linking pay and performance

•    Promotes achievement of annual Company financial goals by linking pay to attainment of such goals

Long-Term Incentive Compensation	Performance-based awards payable only if performance goals are achieved during the three-fiscal year performance period. Time-lapse awards also payable, with cliff vesting, at the end of the three-fiscal year period.	• Motivates and rewards financial performance over a sustained period
• Increases alignment of senior management and shareholders’ interests by encouraging share ownership of senior management
• Enhances retention of senior management
• Rewards strong total shareholder return and earnings growth

Retirement Benefits	Tax-qualified retirement benefits, supplemental retirement and other benefits	• Provides for current and future needs of senior management
• Enhances recruitment and retention
• Follows competitive market practices

Change in Control Severance Benefits	Change in control severance agreements with contingent amounts payable only if employment is terminated under certain conditions following change in control	• Enhances retention of senior management by providing continuity of employment
• Promotes objective evaluation and execution of potential changes to the Company’s strategy and structure

Base Salary.    The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent a relatively small portion of total compensation. However, the amount of base salary paid to each named executive officer is a determinant of other elements of compensation. The HR Committee reviews base salaries annually, and generally targets the 50th

2021 Proxy Statement	41

percentile of the competitive market practice. Annual salary adjustments are not automatic or guaranteed, but rather based on the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, the Company’s base salary increase budget and guidelines as well as current economic conditions. As a result, the HR Committee approved base salaries in the amounts noted in the table below for calendar year 2020.

Name	Base Salary ($)
J. Kevin Akers	850,000
Kim R. Cocklin	850,000
Christopher T. Forsythe	481,500
David J. Park	454,750
Karen E. Hartsfield	420,000

The HR Committee believes that the base salaries provided to each of the named executive officers are appropriate to retain and motivate them, are competitive with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s financial performance each year as measured by our fully diluted EPS. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it most accurately reflects the growth and performance of our operations. The EPS measurement is also one of the most currently well-known measurements of overall financial performance of public companies. The HR Committee believes that using this measurement as the basis for our incentive compensation plans best aligns the interests of our named executive officers with the interests of our shareholders and customers.

For fiscal 2020, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary earned during fiscal 2020 for each named executive officer. Such target incentive award opportunities are reviewed each year and benchmarked against the 50th percentile for similar positions within companies in our proxy peer group as described above in “Executive Compensation Program Objectives and Strategy,” beginning on page 39. The Incentive Plan targets for fiscal 2020 for each of the named executive officers were as follows:

Name	Fiscal Year 2020 Incentive Plan Target as Percentage (%) of Base Salary Earned
J. Kevin Akers	100
Kim R. Cocklin	100
Christopher T. Forsythe	65
David J. Park	60
Karen E. Hartsfield	60

At its meeting in November 2019, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2020, along with the corresponding percentages of target awards to be paid out. The target EPS performance level was based on our annual business plan and budget and considered such factors as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process.

42	ATMOS ENERGY

The HR Committee has continued to set increasingly challenging EPS target performance levels under the Incentive Plan each fiscal year, as demonstrated by increasing such target performance levels on average by 9% per year over the last three fiscal years. Such target performance levels have also continued to be within the range of announced EPS guidance provided to the public in November of each year.

The following table summarizes the performance levels and actual performance level attainment under the Incentive Plan for fiscal 2020:

Performance Level	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$4.42	No award
Threshold	$4.42	50
Target	$4.65	100
Actual EPS (a)	$4.72	130
Maximum	$4.88	200

(a)  The performance level and actual performance attainment under the Incentive Plan exclude the effects of a one-time income tax benefit related to a legislative change in Kansas that reduced our state deferred tax rate during fiscal 2020 of $0.17 per diluted share. Because the Company’s TSR for fiscal 2020 was negative, compensation for the executive officers under the Incentive Plan for fiscal 2020 was limited to the target level of performance.

Since the actual EPS performance level attained was between the target of $4.65 per share and maximum of $4.88 per share, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2020, the HR Committee did not use its discretion to make negative adjustments to any awards for any of our executive officers. However, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. Because the Company’s TSR for fiscal 2020 was negative, compensation for the executive officers under the Incentive Plan for fiscal 2020 was limited to the target level of performance.

Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, under the terms of the Incentive Plan, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their final earned awards to time-lapse RSUs with three-year cliff vesting, with a premium equal to 20% of the amount converted, and with such units being awarded under our LTIP.

Long-Term Incentive Compensation.    The HR Committee grants awards under our LTIP each fiscal year that are structured with 50% of the targeted long-term value in the form of three-fiscal year performance-based RSUs (measured by cumulative EPS over the three-year period) and with the remaining 50% in the form of time-lapse RSUs with three-year cliff vesting. The HR Committee bases the actual number and value of awards granted primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below.

TIME-LAPSE RSUs 50%	PERFORMANCE-BASED RSUs 50%

• Alignment with shareholders • Facilitates share ownership • Strong retention vehicle	• Tied to achievement of long-term operational objectives • Alignment with shareholders • Facilitates share ownership • Strong retention vehicle

2021 Proxy Statement	43

The HR Committee bases the three fiscal year cumulative EPS target performance levels on the same factors they utilize for our Incentive Plan described above. The HR Committee has also historically set increasingly challenging cumulative three-fiscal year EPS target performance levels each year, by increasing such target performance levels on average of about 17% per year for grants over the last three fiscal years. The HR Committee believes this performance is in alignment with the Company’s shareholder return performance over that same time period. The following table summarizes the performance levels and actual performance attainment levels for the fiscal 2018-2020 performance period relating to the grants of performance-based RSUs awarded in May 2018:

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$11.49	No award
Threshold	$11.49	50
Target	$12.77	100
Actual Performance (a)	$13.07	123
Maximum	$14.05	200

(a)  The performance levels and actual performance attainment during the three-fiscal year performance period exclude the effects both of (i) a one-time income tax benefit related to the Tax Cuts and Jobs Act (TCJA) during fiscal 2018 of $1.43 per diluted share and (ii) a one-time income tax benefit related to a legislative change in Kansas that reduced our state deferred tax rate during fiscal 2020 of $0.17 per diluted share.

Since the actual performance level attained over the performance period was $13.07 per share, each named executive officer earned 123% of their target award. The awards were paid in the form of shares of common stock issued in November 2020 with the named executive officers also receiving cumulative cash dividend equivalents over the three-fiscal year performance period on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2018-2020 performance period since the Company’s TSR was positive for such performance period at 21.6%.

At its meeting in November 2019, the HR Committee also established the threshold, target and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2020-2022 performance period, along with the corresponding percentages of target awards. The three-fiscal year cumulative EPS target performance level was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers at its meeting in May 2020, which were later ratified by the Board, of performance-based RSUs for the fiscal 2020-2022 performance period. The following table shows the three-year performance criteria for such period:

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$14.21	No award
Threshold	$14.21	50
Target	$14.96	100
Maximum	$15.71	200

Retirement Benefits.    All our current named executive officers, other than Ms. Hartsfield, participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2020,” beginning on page 49, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 54, for more information about this plan.

44	ATMOS ENERGY

In addition, all our named executive officers participate in our Retirement Savings Plan (“RSP”), which is a qualified defined contribution plan. Any named executive officer who joined the Company after September 30, 2010, would not be eligible to participate in the PAP. However, in lieu thereof, he or she would receive a fixed annual company contribution (“FACC”) which is equal to 4% of his or her eligible earnings to the RSP. Ms. Hartsfield receives this FACC. See the discussion under “Retirement Savings Plan” on page 54 for more information about this plan.

Mr. Akers and Mr. Cocklin also participate in the Supplemental Executive Retirement Plan (“SERP”), which provides retirement benefits (as well as supplemental disability and death benefits). Each of these named executive officers who has participated in the plan for at least two years and who has attained the age of 55 is entitled to an annual retirement supplement in an amount that, when added to the annual retirement amount payable to him under the PAP, equals 60% of his total cash compensation. The annual supplemental retirement amount will generally be equal to 60% of the sum of the amount of the participant’s last annual base salary and the amount of their last award under the Incentive Plan, subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62. Mr. Forsythe, Mr. Park, and Ms. Hartsfield participate in the Account Balance SERP, which is a non-qualified defined contribution plan, under which the Company currently provides an annual contribution of 25% of the participant’s total annual earnings (base salary and incentive payment under our Incentive Plan) into a notional supplemental retirement account, as well as provides supplemental disability and death benefits.

The HR Committee believes that these retirement benefits are an important component of total compensation and benefits and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 54, for more information on our retirement benefits.

Change in Control Severance Benefits.    We have severance agreements in place with each of our named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 56). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last annual award under the Incentive Plan or the average of the three highest annual awards received under such plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC, as applicable, and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP.

In addition, each named executive officer is paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the IRC, the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payment under the agreement, each named executive officer may elect to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed on such “excess parachute payments.”

The HR Committee believes that providing severance protection to our named executive officers following a change in control is a key component to ensuring that our executive compensation program remains competitive and that our named executive officers remain engaged before and during any potential change in control transaction.

Additional Information on Named Executive Officer Compensation

We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below. In addition, in determining executive compensation, the HR Committee and our Board considered the results of our most recent shareholder advisory vote on executive

2021 Proxy Statement	45

compensation at our February 5, 2020, meeting of shareholders. Our shareholders approved the compensation of our named executive officers for fiscal 2019, with over 95% of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation programs and policies over the last fiscal year as a result of the most recent shareholders’ advisory vote on executive compensation or otherwise. However, the HR Committee and Board will continue to review our executive compensation program each year and will consider the views of our shareholders and other developments during such review.

Competitive Executive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. In November 2019, Meridian Compensation Partners, LLC (“Meridian”), our independent compensation consultant, provided our HR Committee with a review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2019. The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements and other public filings filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group for the following fiscal year are selected annually by the HR Committee after its review of the recommendation of and presentation by its independent compensation consultant, which selection is then reviewed and approved by the Board. Below is our peer group for fiscal 2020.

Fiscal 2020 Peer Group
Alliant Energy Corporation	NiSource Inc.
Ameren Corporation	OGE Energy Corp.
Black Hills Corporation	ONE Gas, Inc.
CenterPoint Energy, Inc.	Southwest Gas Holdings, Inc.
CMS Energy Corporation	Spire Inc.
Evergy, Inc.	WEC Energy Group, Inc.
National Fuel Gas Company	Xcel Energy Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of June 30, 2020.

	Revenues ($ Million)	Market Cap. ($ Million)
25th Percentile	1,915	3,873
50th Percentile	4,260	9,437
75th Percentile	6,371	15,901
Atmos Energy Corporation	2,821	12,180

To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest Willis Towers Watson U.S. CDB Energy Services Executive Compensation Survey (“energy services industry survey”) compiled by Meridian. The companies in this survey include companies in the natural gas, nuclear and electric utilities industries. To adjust for size differences, Meridian employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based

46	ATMOS ENERGY

upon the data derived from such survey. The HR Committee also reviewed compensation data from broader energy industry and general industry surveys compiled by Meridian, as a secondary reference point that reflects broader pay practices.

Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed with reference to the Company’s desired competitive compensation positioning.

Independent Compensation Consultant

The HR Committee has been granted through its charter the sole authority from the Board for the appointment, compensation and oversight of the Company’s independent compensation consultant. The HR Committee retained Meridian as its independent compensation consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and non-employee directors. The HR Committee directed our independent compensation consultants to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Our independent compensation consultants assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of Company executive officers relative to competitive practices. Our independent compensation consultants also advised the HR Committee on emerging trends and developments in executive compensation, provided recommendations regarding our executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.

Our independent compensation consultant attended all three HR Committee meetings held in fiscal 2020. Based on policies and procedures implemented by the HR Committee and by our independent compensation consultants to ensure the objectivity and independence of the individual executive compensation consultants for Meridian, the HR Committee believes that the consulting advice it received during the fiscal year from our consultants was objective, not influenced by any other relationships our consultants had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards, and other facts and circumstances, and it concluded that the retention of Meridian and its individual executive compensation consultants raised no conflicts of interest.

Management’s Role in Setting Named Executive Officer Compensation

The HR Committee and Mr. Akers met with representatives of Meridian at the beginning of fiscal 2020 to review and discuss the compensation of all other named executive officers, except for Mr. Cocklin. However, at no time did Mr. Akers meet with representatives of Meridian regarding his own compensation. For fiscal 2020, Mr. Akers recommended to the HR Committee compensation for the other named executive officers except for Mr. Cocklin, while Meridian provided to the HR Committee general guidance and competitive compensation data for Mr. Akers and Mr. Cocklin.

Mr. Akers and Mr. Cocklin may be present during a portion of the HR Committee’s meetings on executive compensation. However, both Mr. Akers and Mr. Cocklin (along with any other named executive officers in attendance at HR Committee meetings), are excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the HR Committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the President and CEO and the other named executive officers are approved by the Board.

2021 Proxy Statement	47

Executive Chairman Transition

Kim R. Cocklin retired from the Company and as Executive Chairman of the Board, effective December 10, 2020. The Board of Directors appointed Mr. Cocklin as Chairman of the Board, effective December 10, 2020.

48	ATMOS ENERGY

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2020:

Summary Compensation Table for Fiscal Year 2020(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
J. Kevin Akers(f)	2020	841,346	2,366,076	841,346	5,765,795	12,096	9,826,659
President and Chief Executive Officer	2019	463,435	809,197	401,633	6,169,053	12,221	7,855,539
	2018	373,154	520,080	298,516	532,993	11,867	1,736,610
Kim R. Cocklin(g)	2020	846,539	2,366,076	846,539	826,914	14,859	4,900,927
Past Executive Chairman of the Board	2019	740,962	2,923,804	740,943	1,456,531	15,194	5,877,434
	2018	852,972	2,627,833	852,950	—	11,865	4,345,620
Christopher T. Forsythe(h)	2020	472,777	728,494	307,305	276,697	224,460	2,009,733
Senior Vice President and Chief Financial Officer	2019	434,639	809,197	376,678	342,141	198,620	2,161,275
	2018	388,702	520,080	310,954	179,097	168,205	1,567,038
David J. Park(i)	2020	446,512	532,597	267,907	256,764	210,335	1,714,115
Senior Vice President, Utility Operations	2019	412,165	591,021	329,724	321,174	194,521	1,848,605
	2018	373,154	520,080	298,516	173,678	161,094	1,526,522
Karen E. Hartsfield(j)	2020	407,539	532,597	244,523	191,051	199,252	1,574,962
Senior Vice President, General Counsel, and Corporate Secretary

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or stock options awarded to any named executive officers in fiscal years 2020, 2019 or 2018.

(b)

In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2018-2020, along with performance-based RSUs granted during fiscal 2018-2020. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718 excluding any estimate of forfeitures related to service vesting conditions. The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200% of the target) will be achieved during the performance period.

2021 Proxy Statement	49

Name	Year	Stock Awards ($)
J. Kevin Akers	2020	2,366,076
	2019	809,197
	2018	520,080
Kim R. Cocklin	2020	2,366,076
	2019	2,627,330
	2018	2,286,618
Christopher T. Forsythe	2020	728,494
	2019	809,197
	2018	520,080
David J. Park	2020	532,597
	2019	591,021
	2018	520,080
Karen E. Hartsfield	2020	532,597

(c)

The amounts shown for fiscal 2020 reflect the cash payments attributable to the target level payouts under our Incentive Plan. Such awards were capped at target payouts as a result of our negative fiscal 2020 TSR despite performance being achieved at the level of 130% of target EPS in fiscal 2020 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2020 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 41. Awards under the Incentive Plan are generally paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-lapse RSUs, with a premium equal to 20% of the amount converted, with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2020 Incentive Plan award.

(d)

The amounts shown reflect (i) above-market interest earned on the Account Balance Supplemental Executive Retirement Plan for Mr. Forsythe ($19,174), Mr. Park ($14,587), and Ms. Hartsfield ($8,257) and (ii) the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Retirement Plans Tables,” beginning on page 55. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2019, and September 30, 2020, measurement dates. The above-market interest is also included in the amounts shown in the “Aggregate Earnings in Last Fiscal Year” column of the “Non-Qualified Deferred Compensation Table for Fiscal Year 2020” on page 56.

(e)	The components of “All Other Compensation” are reflected in the table below.

(f)	Mr. Akers was appointed as President and Chief Executive Officer by the Board of Directors, effective October 1, 2019.

(g)	Mr. Cocklin was appointed Chairman of the Board, effective December 10, 2020, after previously serving as Executive Chairman of the Board from October 1, 2017 through December 10, 2020.

(h)	Mr. Forsythe was appointed as Senior Vice President and Chief Financial Officer by the Board of Directors, effective February 1, 2017.

(i)	Mr. Park was appointed as Senior Vice President, Utility Operations, effective January 1, 2017.

(j)	Ms. Hartsfield was appointed as Senior Vice President, General Counsel, and Corporate Secretary, effective August 7, 2017.

50	ATMOS ENERGY

All Other Compensation for Fiscal Year 2020

Name	Company Contributions to Retirement Savings Plan ($)(a)	Company Contributions to Account Balance SERP ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
J. Kevin Akers	11,029	—	1,067	—	—	12,096
Kim R. Cocklin	11,029	—	1,067	2,763	—	14,859
Christopher T. Forsythe	11,029	212,364	1,067	—	—	224,460
David J. Park	11,029	194,059	1,067	4,180	—	210,335
Karen E. Hartsfield	22,429	173,606	1,067	2,150	—	199,252

(a)	Ms. Hartsfield’s company contributions to the Retirement Savings Plan include the FACC.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2020.

Grants of Plan-Based Awards

The following table shows the grants of equity and incentive plan-based awards to the named executive officers during fiscal 2020 and the portion of fiscal 2020 awards under the Incentive Plan elected to be received in time-lapse RSUs:

Grants of Plan-Based Awards for Fiscal Year 2020(a)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Kevin Akers
Incentive Plan	10/01/19	420,673	841,346	1,682,692	—	—	—	—	—
Time-Lapse RSUs	05/05/20	—	—	—	—	—	—	11,595	1,183,038
Performance-Based RSUs	05/05/20	—	—	—	5,798	11,595	23,190	—	1,183,038
Kim R. Cocklin
Incentive Plan	10/01/19	423,269	846,539	1,693,077	—	—	—	—	—
Time-Lapse RSUs	05/05/20	—	—	—	—	—	—	11,595	1,183,038
Performance-Based RSUs	05/05/20	—	—	—	5,798	11,595	23,190	—	1,183,038
Christopher T. Forsythe
Incentive Plan	10/01/19	153,652	307,305	614,610	—	—	—	—	—
Time-Lapse RSUs	05/05/20	—	—	—	—	—	—	3,570	364,247
Performance-Based RSUs	05/05/20	—	—	—	1,785	3,570	7,140	—	364,247
David J. Park
Incentive Plan	10/01/19	133,953	267,907	535,814	—	—	—	—	—
Time-Lapse RSUs	05/05/20	—	—	—	—	—	—	2,610	266,298
Performance-Based RSUs	05/05/20	—	—	—	1,305	2,610	5,220	—	266,298
Karen E. Hartsfield
Incentive Plan	10/01/19	122,262	244,523	489,046	—	—	—	—	—
Time-Lapse RSUs	05/05/20	—	—	—	—	—	—	2,610	266,298
Performance-Based RSUs	05/05/20	—	—	—	1,305	2,610	5,220	—	266,298

2021 Proxy Statement	51

(a)	No stock options were awarded to any named executive officer in fiscal 2020.

(b)

The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts received by the named executive officers in fiscal 2020 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2020,” beginning on page 49.

(c)

The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2019), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2019 to September 30, 2022, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on May 5, 2020 of $102.03 is reflected at the target level of performance.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2020:

Outstanding Equity Awards at Fiscal Year-End for 2020(a)

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
J. Kevin Akers	18,545	1,772,717	31,090	2,971,893
Kim R. Cocklin	48,204	4,607,820	48,840	4,668,616
Christopher T. Forsythe	10,520	1,005,607	15,040	1,437,674
David J. Park	9,998	955,709	10,990	1,050,534
Karen E. Hartsfield	8,987	859,067	10,990	1,050,534

(a)

This table does not include amounts of time-lapse RSUs that were granted in November 2020 as a result of elections by the named executive officers to convert all or a portion of incentive compensation attributable to fiscal 2020. However, it does include amounts of time-lapse RSUs that were granted in November 2019 as a result of elections by the named executive officers to convert all or a portion of their incentive compensation attributable to fiscal 2019.

(b)	Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table.

(c)	Market value is based on the closing price of our common stock of $95.59, as reported on the NYSE Consolidated Tape on September 30, 2020.

(d)

Represents performance-based RSUs, assuming maximum level of performance. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2020” table on page 51 for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 30, 2020, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 53 below.

52	ATMOS ENERGY

Time-Lapse Restricted Stock Units Vesting Schedule(a)

Name	11-07-20(b)	5-01-21(c)	11-06-21(b)	5-07-22(c)	11-05-22(b)	5-05-23(c)	Total

J. Kevin Akers	—	3,000	—	3,950	—	11,595	18,545

Kim R. Cocklin	4,236	13,190	3,623	12,825	2,735	11,595	48,204

Christopher T. Forsythe	—	3,000	—	3,950	—	3,570	10,520

David J. Park	1,503	3,000	—	2,885	—	2,610	9,998

Karen E. Hartsfield	492	3,000	—	2,885	—	2,610	8,987

(a)

This table does not include amounts of time-lapse RSUs that were granted in November 2020 as a result of elections by the named executive officers to convert all or a portion of incentive compensation received for fiscal 2020.

(b)

The amounts represent time-lapse RSUs granted under our LTIP as a result of the participant’s election to convert all or a portion of his or her Incentive Plan payment attributable to prior fiscal years.

(c)	The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	9-30-21	9-30-22	Total

J. Kevin Akers	3,950	11,595	15,545

Kim R. Cocklin	12,825	11,595	24,420

Christopher T. Forsythe	3,950	3,570	7,520

David J. Park	2,885	2,610	5,495

Karen E. Hartsfield	2,885	2,610	5,495

(a)

The amounts represent performance-based RSUs, assuming the target level of performance, which vest at the end of each applicable three-fiscal year performance period. Although these units vest at the dates indicated, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

Vested Common Stock

The following table sets forth the stock awards held by the named executive officers that vested during fiscal 2020:

Stock Vested for Fiscal Year 2020

	Stock Awards (a)
Name	Stock Awards (#) (b)	Value Realized on Vesting ($) (c)

J. Kevin Akers	6,229	627,454

Kim R. Cocklin	35,172	3,571,517

Christopher T. Forsythe	6,229	627,454

David J. Park	6,672	675,152

Karen E. Hartsfield	7,211	745,251

(a)

The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The amounts reflected in this column are not reduced for the shares withheld.

(b)	Includes shares that vested during fiscal 2020 attributable to time-lapse RSUs as well as performance-based RSUs at the 123% level of performance for the fiscal 2018-20 performance period.

(c)

The value received on vesting represents the fair market value of the shares received on the following dates: $107.67 on November 8, 2019; $99.97 on May 1, 2020; $105.25 on August 7, 2020; and $101.25 on November 11, 2020.

2021 Proxy Statement	53

Retirement Plans

Pension Account Plan.    Mr. Akers, Mr. Cocklin, Mr. Forsythe, and Mr. Park participate in the Company’s PAP. Our PAP is a qualified, cash balance defined benefit pension plan under both the Internal Revenue Code (“IRC”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The plan covers a majority of our employees. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under the PAP are not offset by Social Security benefits. Under the IRC, the annual compensation of each employee to be considered under our retirement plan for 2020 cannot exceed $285,000.

The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and IRC Section 125 (“cafeteria plan”) reductions, while it excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2020,” beginning on page 49, would be considered eligible compensation in determining benefits, subject to applicable limitations under the IRC.

Retirement Savings Plan.    The RSP is a qualified, defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. The Company matches a participant’s contribution up to 4% of eligible earnings. The Company also includes a FACC, which is equal to 4% of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FACC after one year of employment and Ms. Hartsfield is the only named executive officer who received such a contribution in fiscal 2020. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FACC component of their RSP account balances after three continuous years of employment.

Supplemental Executive Retirement Plans.    Mr. Akers and Mr. Cocklin participate in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to certain officers. The SERP provides that an officer who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to their annual pension payable under the PAP, equals 60% of their compensation, subject to reductions for less than ten years of employment at the Company and for retirement prior to age 62. The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2020 for the following named executive officers listed in the Summary Compensation Table is as follows: Mr. Akers, $1,691,346; and Mr. Cocklin, $2,284,653.

Mr. Forsythe, Mr. Park, and Ms. Hartsfield participate in the Account Balance SERP, which is a non-qualified defined contribution plan that provides an annual contribution of 25%, which percentage is established by the Board of Directors for participants who are members of the Company’s Management Committee, of the participant’s total annual earnings (base salary and incentive payment under our Annual Incentive Plan) into a notional supplemental retirement account. The Account Balance SERP is open only to any employee of the Company selected by the Board,

54	ATMOS ENERGY

in its discretion, to participate in the plan. In addition to receiving an annual pay credit at the end of each calendar year in their account balance equal to a percentage of each participant’s total annual earnings, each participant receives an interest credit to participant’s account balance at the end of each plan year. A participant is eligible to receive a distribution of their supplemental benefit under the plan upon retirement, which is defined as a voluntary termination from employment with the Company that constitutes a separation from service after he has completed at least three (3) years of participation in the plan and has attained age 55.

Retirement Plans Tables

The tables below show the present value of accumulated benefits payable to each of the named executive officers under our PAP, RSP and SERP or Account Balance SERP, as applicable. See the discussion under “Pension Account Plan” on page 54, and “Supplemental Executive Retirement Plans,” beginning on page 54, for more information on these plans.

Pension Benefits Table for Fiscal Year 2020

Retirement age:	(a) 65, or current age if later, for the PAP (b) 62, or current age if later, for the SERP

Discount Rate:	2.80%

Postretirement mortality:
Annuities:	Pri-2012 White Collar Annuitant Table Projected Generationally from 2012 using Scale MP-2020
Lump Sums:	Use of the applicable mortality table for 2020, as defined in IRC Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

J. Kevin Akers(a)	Pension Account Plan	29.08	783,959	—
	Supplemental Executive Retirement Plan	17.83	15,912,270	—

Kim R. Cocklin(b)	Pension Account Plan	14.33	412,238	—
	Supplemental Executive Retirement Plan	14.33	20,846,695	—

Christopher T. Forsythe(c)	Pension Account Plan	17.27	400,186	—

David J. Park(c)	Pension Account Plan	26.70	375,436	—

(a)	Mr. Akers is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(b)	Mr. Cocklin is eligible for retirement with an immediate PAP benefit and a full benefit under the SERP.

(c)	Mr. Forsythe and Mr. Park are eligible for early commencement of an immediate PAP benefit.

2021 Proxy Statement	55

Non-Qualified Deferred Compensation Table for Fiscal Year 2020

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Christopher T. Forsythe(c)	Account Balance Supplemental Executive Retirement Plan	—	212,364	40,512	—	1,048,064

David J. Park(c)	Account Balance Supplemental Executive Retirement Plan	—	194,059	30,820	—	822,110

Karen E. Hartsfield(c)	Account Balance Supplemental Executive Retirement Plan	—	173,606	17,445	—	510,863

(a)

Amounts reported in this column represent employer contributions under the Account Balance Supplemental Executive Retirement Plan. These amounts are also reported in the Summary Compensation Table under All Other Compensation.

(b)

The amounts attributable to above-market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote (d) to that table are also included in this column.

(c)	Upon attainment of age 55, Mr. Forsythe, Mr. Park, and Ms. Hartsfield will be eligible for an immediate distribution of their AB SERP account balance.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of certain terminations of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC (as applicable) and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under IRC Section 4980B (COBRA), for a period of 18 months following the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or their employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates their employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. However, if such

56	ATMOS ENERGY

lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the IRC, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50% or more of the total fair market value or total voting power of our common stock;

•	on the date that a person acquires, or has acquired over a 12-month period, ownership of our common stock possessing 30% or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, at least 40% of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50% of the total value or voting power of our common stock before such acquisition.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the way a named executive officer’s employment is terminated, he or she is entitled to receive the following amounts earned during his or her term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:

•	amount of accrued but unpaid base salary;

•	amounts contributed under, or otherwise vested in our RSP; and

•	amounts accrued and vested through our PAP and SERP or Account Balance SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer (only Mr. Akers and Mr. Cocklin are eligible for retirement), in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:

•

a pro rata portion, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;

•	shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•	payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.

Payments Made Upon Voluntary Termination or Termination Without Cause.    In the event of a voluntary termination or termination without cause for Mr. Forsythe, Mr. Park, or Ms. Hartsfield (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or

2021 Proxy Statement	57

Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.

Payments Made Upon Termination for Cause.    The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP or Account Balance SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FACC under the RSP, would be forfeited by all named executive officers.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements,” beginning on page 56, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of a termination without “cause” or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon/Following Change in Control,” we assume the named executive officers would pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described in “Change in Control Severance Agreements,” beginning on page 56.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment upon or following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2020, and are estimates of the amounts which would be paid out to the executives upon such termination. The amounts shown below with respect to accelerated equity assume a value based on the closing price of our common stock of $95.59, as reported on the NYSE Consolidated Tape on September 30, 2020. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

J. Kevin Akers	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	4,228,365

Equity

Time-Lapse Restricted Stock Units	1,772,717	1,772,717	1,772,717	—	1,772,717

Performance-Based Restricted Stock Units	641,313	641,313	641,313	—	641,313

Total	2,414,030	2,414,030	2,414,030	—	2,414,030

Retirement Benefits

Pension Account Plan	610,179	1,229,331	610,179	610,179	701,244

Supplemental Executive Retirement Plan	20,254,361	18,020,277	15,599,295	—	18,332,186

Retirement Savings Plan	1,613,274	1,613,274	1,613,274	1,613,274	1,646,228

Total	22,477,814	20,862,882	17,822,748	2,223,453	20,679,658

Other Benefits

Health & Welfare	—	—	—	—	39,904
Total	24,891,844	23,276,912	20,236,778	2,223,453	27,361,957

58	ATMOS ENERGY

Kim R. Cocklin	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	5,325,340

Equity

Time-Lapse Restricted Stock Units	4,607,820	4,607,820	4,607,820	—	4,607,820

Performance-Based Restricted Stock Units	1,233,334	1,233,334	1,233,334	—	1,233,334

Total	5,841,154	5,841,154	5,841,154	—	5,841,154

Retirement Benefits

Pension Account Plan	390,147	452,988	390,147	390,147	481,212

Supplemental Executive Retirement Plan	21,498,735	19,457,118	19,420,803	—	19,420,803

Retirement Savings Plan	1,121,554	1,121,554	1,121,554	1,121,554	1,154,508

Total	23,010,436	21,031,660	20,932,504	1,511,701	21,056,523

Other Benefits

Health & Welfare	—	—	—	—	27,952

Total	28,851,590	26,872,814	26,773,658	1,511,701	32,250,969

Christopher T. Forsythe	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	2,032,865

Equity

Time-Lapse Restricted Stock Units	1,005,607	1,005,607	—	—	1,005,607

Performance-Based Restricted Stock Units	379,843	379,843	—	—	379,843

Total	1,385,450	1,385,450	—	—	1,385,450

Retirement Benefits

Pension Account Plan	267,426	1,007,469	267,426	267,426	339,954

Account Balance SERP	1,048,064	1,048,064	—	—	1,048,064

Retirement Savings Plan	1,125,573	1,125,573	1,125,573	1,125,573	1,158,527

Total	2,441,063	3,181,106	1,392,999	1,392,999	2,546,545

Other Benefits

Health & Welfare	—	—	—	—	25,723

Total	3,826,513	4,566,556	1,392,999	1,392,999	5,990,583

2021 Proxy Statement	59

David J. Park	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	1,883,665

Equity

Time-Lapse Restricted Stock Units	955,709	955,709	—	—	955,709

Performance-Based Restricted Stock Units	277,498	277,498	—	—	277,498

Total	1,233,207	1,233,207	—	—	1,233,207

Retirement Benefits

Pension Account Plan	252,545	1,017,696	252,545	252,545	331,137

Account Balance SERP	822,110	822,110	—	—	822,110

Retirement Savings Plan	838,532	838,532	838,532	838,532	871,486

Total	1,913,187	2,678,338	1,091,077	1,091,077	2,024,733

Other Benefits

Health & Welfare	—	—	—	—	39,904

Total	3,146,394	3,911,545	1,091,077	1,091,077	5,181,509

Karen E. Hartsfield	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	1,700,142

Equity

Time-Lapse Restricted Stock Units	859,067	859,067	—	—	859,067

Performance-Based Restricted Stock Units	277,498	277,498	—	—	277,498

Total	1,136,565	1,136,565	—	—	1,136,565

Retirement Benefits

Pension Account Plan	—	—	—	—	—

Account Balance SERP	510,863	510,863	—	—	510,863

Retirement Savings Plan	222,849	222,849	222,849	222,849	288,757

Total	733,712	733,712	222,849	222,849	799,620

Other Benefits

Health & Welfare	—	—	—	—	35,497

Total	1,870,277	1,870,277	222,849	222,849	3,671,824

In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer pursuant to a change in control.

60	ATMOS ENERGY

Termination Upon Death.    The SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse; and

•	a temporary life annuity benefit of 25% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years.

In addition, the following benefits are payable at a termination upon death:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of death;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.    The SERP benefit is the sum of the following:

•

a monthly benefit based on 60% of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years; and

•	regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years.

In addition, the following benefits are payable at a termination upon disability:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of disability;

•	the PAP plan benefit equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    At September 30, 2020, only Mr. Akers and Mr. Cocklin were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60% of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP which would be reduced if retirement were to occur prior to age 62 or the service period at the Company were less than ten years. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of retirement.

Termination Upon Change in Control.    The SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62; and

•	the named executive officer is immediately vested in the accrued benefit.

In addition, the following benefits are payable upon termination pursuant to a change in control:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of termination pursuant to a change in control;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•	the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions.

2021 Proxy Statement	61

Health and Welfare Benefits.    The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefits reported in the “Potential Post-Employment Payment Tables” above, beginning on page 57, represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under COBRA for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

62	ATMOS ENERGY

OTHER EXECUTIVE COMPENSATION MATTERS

Human Resources Committee Report

The HR Committee has the responsibility for reviewing and recommending to the full Board, the Company’s executive compensation program. The HR Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the HR Committee has met, reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee:

Nancy K. Quinn, Chair

Kelly H. Compton

Richard K. Gordon

Richard A. Sampson

Diana J. Walters

Human Resources Committee Interlocks and Insider Participation

None of the HR Committee members were, during fiscal 2020 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there was no interlocking relationship between any named executive officer of the Company and any other corporation during fiscal 2020.

Compensation Risk Assessment

The HR Committee reviews our compensation programs to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2020, the HR Committee, with the assistance of Meridian, reviewed the Company’s compensation programs for employees, including named executive officers. The HR Committee believes the following factors reduce the likelihood of excessive risk-taking:

●

The Company’s compensation programs are heavily weighted to long-term incentive awards, which are tied to shareholder value and have extended overlapping vesting periods (3 years) which allow for long-term ownership;

●	The HR Committee reviews and approves goals at the beginning of each cycle;

●	Total compensation features an effective balance of short- and long-term compensation components;

●	The HR Committee has downward discretion in the annual incentive plan;

●	Annual and long-term performance plan payments are capped at 200%;

●	The Company’s change in control severance benefits fall within common norms and do not provide excessive incentive to seek a transaction;

●	The Company has a robust clawback policy that applies to both the annual and long-term incentive awards; and

●	The Company’s ownership guidelines, annual stock awards, and extended vesting provisions create sustained and consistent ownership stakes.

Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

2021 Proxy Statement	63

Chief Executive Officer Pay Ratio

Our chief executive officer (“CEO”) to median employee pay ratio is calculated in accordance with SEC rules and requirements. The annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table for fiscal 2020 was $9,826,659. The annual total compensation of our median employee (the “Median Employee”), following the same methodology used in computing the annual total compensation of our CEO, was $83,111. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our Median Employee was 118 to 1.

CEO Pay Ratio

Median employee total compensation	$83,111

CEO total compensation	$9,826,659

Ratio of CEO to Median employee compensation	118:1

As permitted by SEC rules, we used the same Median Employee for 2020 as we identified for 2018 and 2019 because there have been no significant changes to our workforce or pay design for 2020 that we believe would significantly change our CEO pay ratio results. The following briefly describes the process we used to identify our Median Employee for 2018, based on our employee population as of July 1, 2018:

•

We selected July 1, 2018 as the determination date used to reflect our Company’s employee population during fiscal 2018, which date is within three months of the end of fiscal 2018 on September 30, 2018.

•

To identify the Median Employee as of July 1, 2018, we utilized the total compensation (base salary, overtime/shift pay and all incentive compensation earned) of all our employees, excluding our CEO, as of that date for the 12 month period, July 2017 through June 2018, as a consistently applied compensation measure, with the following refinements:

•	We annualized the compensation of any individuals who were employed for less than the full 12-month period.

•	We did not include the value of any equity awards in determining the Median Employee.

•	We did not make any cost of living adjustments because all our employees are located in the United States.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

64	ATMOS ENERGY

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as of December 11, 2020:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	The Vanguard Group, Inc.(b) 100 Vanguard Blvd. Malvern, PA 19355	14,884,542	11.8%
Common stock	BlackRock, Inc.(c) 55 East 52nd Street New York, NY 10055	12,958,075	10.3%
Common stock	State Street Corporation (d) State Street Financial Center One Lincoln Street Boston, MA 02111	8,612,020	6.8%

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 11, 2020.

(b)

Based on a Schedule 13G/A dated February 10, 2020, in which The Vanguard Group, Inc. (“Vanguard”) reported that as of December 31, 2019, it had sole voting power over 206,393 shares, shared voting power over 60,640 shares, sole dispositive power over 14,660,243 shares, and shared dispositive power over 224,299 shares. Based on the Schedule 13G/A, (i) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 134,365 shares as a result of its serving as investment manager of collective trust accounts, and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 159,746 shares as a result of its serving as investment manager of Australian investment offerings.

(c)

Based on a Schedule 13G/A dated June 9, 2020, in which BlackRock, Inc. reported that as of December 31, 2019, it had sole voting power over 11,516,734 shares and sole dispositive power over 12,958,075 shares.

(d)

Based on a Schedule 13G dated February 13, 2020, in which State Street Corporation reported that as of December 31, 2019, it had shared voting power over 7,660,330 shares and shared dispositive power over 8,598,910 shares.

2021 Proxy Statement	65

Security Ownership of Management and Directors

The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our named executive officers, and all our directors and executive officers as a group as of December 11, 2020. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)

J. Kevin Akers	48,943	(c)

Robert W. Best	615,721	(d)

Kim R. Cocklin	464,759	(c)

Kelly H. Compton	8,006	(d)

Sean Donohue	2,613	(d)

Christopher T. Forsythe	29,555	(c)

Rafael G. Garza	12,717	(d)

Richard K. Gordon	69,165	(d)

Robert C. Grable	41,839	(d)

Karen E. Hartsfield	9,088	(c)

Nancy K. Quinn	59,142	(d)

David J. Park	17,753	(c)

J. Matt Robbins	12,707	(c)

Richard A. Sampson	29,020	(d)

Stephen R. Springer	49,451	(d)

Diana J. Walters	3,995	(d)

Richard Ware II	88,725	(d)

Frank Yoho	3,511	(d)

All directors, nominees and executive officers as a group (18 individuals) (b)(c)(d)	1,566,710		1.24%

(a)

These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.

(b)	The percentage of shares beneficially owned by any individual does not exceed 1% of the class so owned.

(c)

Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Akers, 18,545 units, Mr. Cocklin, 43,968 units; Mr. Forsythe, 10,520 units; Mr. Park, 8,495 units; Ms. Hartsfield, 8,495 units; and Mr. Robbins, 8,495 units.

(d)

Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Best, 23,296 units; Ms. Compton, 9,381 units; Mr. Donohue, 3,988 units; Mr. Garza, 12,717 units; Mr. Gordon, 59,165 units; Mr. Grable, 35,181 units; Ms. Quinn, 59,142 units; Mr. Sampson, 23,319 units; Mr. Springer, 48,451 units, Ms. Walters, 3,995 units; Mr. Ware, 71,605 units; and Mr. Yoho, 1,011 units. Does not include unvested time-lapse restricted stock units in the following respective amounts: Ms. Compton, 1,375 units; Mr. Donohue, 1,375 units; Mr. Grable, 1,375 units; Mr. Sampson, 1,375 units; Mr. Springer, 1,375 units; and Mr. Ware, 1,375 units.

66	ATMOS ENERGY

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2020, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except for the following: (1) for each of Mr. J. Kevin Akers, Mr. Kim R. Cocklin, Mr. Christopher T. Forsythe, Mr. Michael E. Haefner, Ms. Karen E. Hartsfield, Mr. David J. Park, Mr. J. Matt Robbins, and Mr. Richard M. Thomas, a Form 4 reporting the vesting of performance-based restricted stock units was filed late due to an administrative error; and (2) for Mr. Richard A. Sampson, a Form 4 reporting a purchase of shares was filed late due to an administrative error.

2021 Proxy Statement	67

INFORMATION ABOUT THE MEETING

Date, Time, and Location

Our 2021 annual meeting of shareholders will be held virtually by means of a webcast on Wednesday, February 3, 2021, at 9:00 a.m. Central Standard Time. There will be no physical meeting location.

Internet Availability of Proxy Materials

To reduce costs and conserve resources, we send the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (“Meeting Notice”) in lieu of a paper copy of our proxy materials. The Meeting Notice contains instructions to:

•	Electronically access our proxy statement and our 2020 Annual Report to Shareholders and Form 10-K;

•	Vote via the internet, by telephone, or by mail; and

•	Receive a paper copy of our proxy materials by mail, if desired.

Access to the Webcast

Access to the webcast will open approximately fifteen minutes prior to the start of the annual meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

To attend and participate in the annual meeting, log in at www.virtualshareholdermeeting.com/ATO2021. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

Technicians will be available to assist you with any technical difficulties you may experience when trying to access the virtual meeting. If you experience any such difficulties, please call the support number posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/ATO2021.

Questions

If you have a question pertaining to the business of the Annual Meeting, you must submit it in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATO2021. Questions may be submitted until 6:00 p.m., Eastern Time, on February 1, 2021. You should have your proxy card or voting instruction form in hand when you access the website and follow the instructions. Each shareholder will be limited to no more than one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.

Voting Matters

Proxy Information.    On or about December 18, 2020, we began distributing to each shareholder entitled to vote at the annual meeting either (i) the Meeting Notice or (ii) this proxy statement, a proxy card, and our 2020 Annual Report. Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the Board. Proxies are solicited by the Board.

Shareholders Entitled to Vote.    Shareholders of record of our common stock at the close of business on the record date of December 11, 2020, are eligible to vote on the internet, by telephone, by mail, or at the virtual annual shareholder meeting using the unique control number assigned to him or her. On that date, 126,036,626 shares of common stock were outstanding. Each share of common stock entitles the holder to one vote on the items of business to be considered at the annual meeting.

68	ATMOS ENERGY

Vote Required for Items of Business.    The presence, in person or by proxy, of holders of a majority of the Company’s outstanding shares of common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (explained below) are counted for purposes of determining the presence or absence of a quorum. Under Texas and Virginia law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

•

Item 1—nominees for election as directors will be elected to the Board if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” each such nominee;

•

Item 2—amendment of the 1998 Long-Term Incentive Plan to extend its term will be approved under our Bylaws if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” the proposal; NYSE listing rules require this proposal to receive the support of a majority of the votes cast;

•

Item 3—ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2021 will be approved if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” the proposal; and

•	Item 4—the advisory vote on the compensation of the named executive officers disclosed in the proxy statement will be approved if a majority of the votes cast are “for” the proposal.

Abstentions and Broker Non-Votes.    Abstentions will have the same effect as an against vote for each proposal at the meeting. Broker non-votes are not considered votes cast and will therefore have no effect on the voting outcome of any item of business when a broker or share custodian is unable to vote on a proposal because the proposal is considered “non-routine” under NYSE rules and the beneficial owner of the shares does not provide voting instructions with respect to that proposal.

Brokers and other share custodians do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker or share custodian explicit voting instructions, your shares will not be voted on the election of directors, the amendment of the 1998 Long-Term Incentive Plan or the advisory vote on executive compensation, and your shares will instead be considered broker non-votes on each such item. The ratification of the selection of E&Y as our independent registered public accounting firm for 2021 is considered a routine matter and, as such, your broker or share custodian of record is entitled to vote your shares on such proposal in its discretion if you do not provide voting instructions on that item.

Revocation of Proxies.    Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, or mail, or at the annual meeting, another proxy dated as of a later date.

Proxy Solicitation

All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email or the internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $7,500 for assistance by Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares as nominees for their expenses related to sending material to their principals and obtaining their proxies.

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 3, 2021, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 11, 2020, who shall continue to be entitled to vote at the annual meeting. In addition, such shareholder

2021 Proxy Statement	69

must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 12, 2021, the 25th day following the day on which notice of the meeting is to be sent, December 18, 2020. Any such proposal must also include the information required by the Company’s bylaws. In addition, in the event a shareholder intends to present a proposal at our 2022 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 20, 2021, and it must be prepared according to applicable law, as determined by the Company.

Annual Report

You may obtain a copy of our 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including the financial statements and the financial statement schedules included therein, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our 2020 Annual Report, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3792 or mail your written request to Investor Relations, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240.

Other Business

In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the annual meeting.

By Order of the Board of Directors,

Karen E. Hartsfield

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 18, 2020

We encourage you to receive all proxy materials in the future electronically to help us save on printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card.

70	ATMOS ENERGY

APPENDIX A

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP

Due to the passage of Kansas House Bill 2585, we remeasured our deferred tax liability and updated our state deferred tax rate. As a result, we recorded a non-cash income tax benefit of $21.0 million for the fiscal year ended September 30, 2020. Due to the non-recurring nature of this benefit, we believe that net income and diluted net income per share before the non-cash income tax benefit provides a more relevant measure to analyze our financial performance than net income and diluted net income per share in order to allow investors to better analyze our core results and allow the information to be presented on a comparative basis. Adjusted net income and adjusted diluted earnings per share, non-GAAP measures, are calculated as follows:

	For the Fiscal Year Ended September 30

	2020	2019	Change

	(In thousands, except per share data)

Net income	$601,443	$511,406	$90,037

Non-cash income tax benefit	(20,962)	—	(20,962)

Adjusted net income	$580,481	$511,406	$69,075

Diluted net income per share	$4.89	$4.35	$0.54

Diluted EPS from non-cash income tax benefit	(0.17)	—	(0.17)

Adjusted diluted net income per share	$4.72	$4.35	$0.37

2021 Proxy Statement	A-1

APPENDIX B

1998 LONG-TERM INCENTIVE PLAN (AS PROPOSED TO BE AMENDED)

ATMOS ENERGY CORPORATION

1998 LONG-TERM INCENTIVE PLAN

The Atmos Energy Corporation 1998 Long-Term Incentive Plan (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”) on August 12, 1998, to be effective October 1, 1998. The Plan, which was originally approved by the Company’s shareholders on February 10, 1999, has been subsequently amended and restated. The Plan was last amended by the Board of Directors on November 4, 2015, which amendment was approved by the Company’s shareholders at their annual meeting on February 3, 2016. The Plan was further amended by the Board of Directors on November 6, 2019 to be effective as of such date.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of able persons as employees of the Company and its Subsidiaries and as Non-employee Directors (as herein defined), to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock, to motivate employees and Non-employee Directors using performance-related incentives linked to longer-range performance goals and the interests of the Company’s shareholders and to provide Non-employee Directors the option to receive all or part of their Fee (as defined below) in the Company’s common stock, whether granted singly, or in combination, or in tandem, that will

(a)        increase the interest of such persons in the Company’s welfare;

(b)        furnish an incentive to such persons to continue their services for the Company;

(c)        provide a means through which the Company may attract able persons as employees and Non-employee Directors; and

(d)        to increase the proprietary interest of the Non-employee Directors in the Company’s long-term prospects and the strategic growth of its business.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”). To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee. Further, any Awards granted under the Plan to a Non-employee Director will be solely to compensate said Director for his services to the Company as a Non-employee Director.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms will have the meanings indicated:

2.1        “Annual Grant” means the annual grant of an Award to a Non-Employee Director for his or her service as a member of the Board during a calendar year or portion thereof.

2021 Proxy Statement	B-1

2.2        “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Bonus Stock or other Stock Unit Award whether granted singly, in combination or in tandem (each individually referred to herein as an “Incentive”). “Award” also means any Incentive to which an award under the Management Incentive Plan is made or converted.

2.3        “Award Agreement” means a written agreement between a Participant and the Company, which sets out the terms of the grant of an Award.

2.4        “Award Period” means the period during which one or more Incentives granted under an Award may be exercised or earned.

2.5        “Board” means the Board of Directors of the Company.

2.6        “Bonus Stock” means an Award granted pursuant to Section 6.8 of the Plan expressed as a share of Common Stock which may or may not be subject to restrictions.

2.7        (a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i)        Change in Ownership. A change in ownership of the Company occurs on the date of consummation of any transaction under which any “Person” (as defined in Section 2.7(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii)        Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A)        the date of consummation of any transaction under which any Person acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B)        the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director will not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

B-2	ATMOS ENERGY

(iii)        Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date of consummation of any transaction under which a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b)        For purposes of subparagraph (a) above,

(i)        “Person” has the meaning given in Section 7701(a)(1) of the Code. Person will include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii)        “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c)        The provisions of this Section 2.7 will be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.7 will be in compliance with the requirements of said Code Section and said Regulations.

2.8        “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.9        “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.10      “Common Stock” means the common stock, with no par value (stated value of $.005 per share), which the Company is currently authorized to issue or may in the future be authorized to issue.

2.11      “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.12      “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

2.13      “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award will be the date of shareholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.14      “Deferred Compensation Plan” means the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors.

2021 Proxy Statement	B-3

2.15      “Election” means a Non-employee Director’s delivery of written notice of election to the Corporate Secretary of the Company electing (a) to receive his or her Fee or a portion thereof in the form of Common Stock or (b) the type of Award to receive as an Annual Grant.

2.16      “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.17      “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.18      “Fee” means the annual retainer fee (paid in quarterly installments) earned by a Non-employee Director for his or her service as a member of the Board during a Fiscal Year or portion thereof.

2.19      “Fiscal Year” means the 12-month period beginning October 1st of any year and ending September 30th of the following year.

2.20      “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.21      “Management Incentive Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, as amended from time to time.

2.22      “Non-employee Director” means a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the 1934 Act or any successor provision.

2.23      “Non-qualified Stock Option” or “NQSO” means a non-qualified stock option, granted pursuant to this Plan.

2.24      “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.25      “Participant” means an Employee or Non-employee Director to whom an Award is granted under this Plan.

2.26      “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

2.27      “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.28      “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.29      “Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the value of Common Stock in a manner deemed appropriate by the Committee and described in the Agreement.

B-4	ATMOS ENERGY

2.30      “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.

2.31      “Plan” means The Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.32      “Quarter” means the 3-month period beginning October 1, January 1, April 1, or July 1 of each Fiscal Year.

2.33      “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

2.34      “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.35      “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently awarded under Section 6.4 of the Plan.

2.36      “Retirement” means any Termination of Service solely due to retirement upon attainment of age 65, or permitted early retirement as determined by the Committee.

2.37      “SAR” means the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the SAR Price for such shares.

2.38      “SAR Price” means the Fair Market Value of each share of Common Stock covered by an SAR, determined on the Date of Grant of the SAR.

2.39      “Stock Option” means a Non-qualified Stock Option or an Incentive Stock Option.

2.40      “Stock Unit Award” means awards of Common Stock or other awards pursuant to Section 6.9 hereof that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other securities of the Company.

2.41      “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.42      “Termination of Service” means with respect to each Participant who is an Employee or Non-employee Director a “separation from service” as defined in Section 1.409A- 1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto.

2.43      “Total and Permanent Disability” means the termination of a Participant’s active employment with the Company on account of a medically determinable physical or mental impairment that can be expected to result in

2021 Proxy Statement	B-5

death or can be expected to last for a continuous period of not less than 12 months, for which the employee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

ARTICLE 3

ADMINISTRATION

The Plan will be administered by the Human Resources Committee of the Board (the “Committee”) unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee will consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, will be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m). The Committee will select one of its members to act as its Chairman. A majority of the Committee will constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present will be the act of the Committee.

The Committee will determine and designate from time to time the eligible persons to whom Awards will be granted and will set forth in each related Award Agreement, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan, including, but not limited to, any rights of the Committee to cancel or rescind any such Award. The Committee will determine whether an Award will include one type of Incentive, two or more Incentives granted in combination, or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive).

The Committee, in its discretion, will (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee will be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee will have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) and any Non-employee Director is eligible to participate in the Plan. The Committee, upon its own action, may grant, but will not be required to grant, an Award to any Employee or any Non-employee Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee will determine. Except as required by this Plan, different Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees or Non-employee Directors, if any, are to receive Awards, the form,

B-6	ATMOS ENERGY

amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees and Non-employee Directors who receive, or are eligible to receive, Awards under the Plan. In addition, each Non-employee Director will be entitled to make Elections as provided in Article 12.

ARTICLE 5

SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Articles 15 and 16, the cumulative maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan and Elections made by Non-employee Directors pursuant to Article 12 is (a) 11,200,000 shares; including (b) shares of Common Stock previously subject to Awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of Common Stock, or exchanged for Awards that do not involve Common Stock, or expired unexercised.

Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that will be sufficient to satisfy the requirements of this Plan.

ARTICLE 6

GRANT OF AWARDS

6.1        In General. The grant of an Award will be authorized by the Committee and will be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but not inconsistent with the Plan. The Company will execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The grant of an Award to a Participant will not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of 30 days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

6.2        Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan, which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option will be a Non-qualified Stock Option. The Committee may not grant Incentive Stock Options to Non- employee Directors.

6.3        Maximum Individual Grants. No Participant may receive during any fiscal year of the Company Awards of Stock Options and SARs covering an aggregate of more than five hundred thousand (500,000) shares of Common Stock.

6.4        Restricted Stock/Restricted Stock Units. If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee will set forth in the related Award Agreement: (i) the number of shares of Common Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by

2021 Proxy Statement	B-7

the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock and/or Restricted Stock Units, which will be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.

(a)        Legend on Shares. Each Participant who is awarded Restricted Stock will be issued a stock certificate or certificates in respect of such shares of Common Stock. Such certificate(s) will be registered in the name of the Participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 18.12 of the Plan. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon will have lapsed, and that the Participant deliver to the Committee a stock power or stock powers, endorsed in blank, relating to the shares of Restricted Stock.

(b)        Restrictions and Conditions. Shares of Restricted Stock and Restricted Stock Units will be subject to the following restrictions and conditions:

(i)        Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge or assign shares of Restricted Stock and/or Restricted Stock Units. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock and/or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)        Except as provided in subparagraph (i) above or in Section 6.7(d) of the Plan, the Participant will have, with respect to his or her Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan will be delivered to the Participant promptly after, and only after, the Restriction Period will expire without forfeiture in respect of such shares of Common Stock. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement will be promptly returned to the Company by the forfeiting Participant. Each Award Agreement will require that (x) each Participant, by his or her acceptance of Restricted Stock, will irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (y) such provisions regarding returns and transfers of stock certificates with respect to forfeited shares of Common Stock will be specifically performable by the Company in a court of equity or law.

(iii)        The Restriction Period of Restricted Stock and/or Restricted Stock Units will commence on the Date of Grant and, subject to Article 16 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock and/or Restricted Stock Units, will expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable Performance Measurements, as may be determined by the Committee in its sole discretion.

B-8	ATMOS ENERGY

(iv)        Subject to the provisions of the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock and/or Restricted Stock Units will be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock and/or Restricted Stock Units, the Company will, as soon as practicable after the event causing forfeiture (but in any event within 5 business days), pay to the Participant, in cash, an amount equal to the total consideration paid by the Participant for such forfeited shares and/or units. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock will cease and terminate, without any further obligation on the part of the Company.

6.5        SAR. An SAR will entitle the Participant at his election to surrender to the Company the SAR, or portion thereof, as the Participant will choose, and to receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share over the SAR Price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

6.6        Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem award,” so that the right of the Participant to exercise one Incentive will be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and an SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option will be canceled to the extent of 100 shares of Common Stock.

6.7         Performance Based Awards.

(a)        Grant of Performance Awards. The Committee may issue Performance Awards in the form of either Performance Units or Performance Shares to Participants subject to the Performance Goals and Performance Period as it will determine. The terms and conditions of each Performance Award will be set forth in the related Award Agreement. The Committee will have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant. Participants receiving Performance Awards are not required to pay the Company thereof (except for applicable tax withholding) other than the rendering of services.

(b)        Value of Performance Awards. The Committee will set performance goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such Performance Goals are met will determine the value of the Performance Unit or Performance Share to the Participant.

(c)        Form of Payment. Payment of the amount to which a Participant will be entitled upon the settlement of a Performance Award will be made in a lump sum or installments in cash, shares of Common Stock, or a combination thereof as determined by the Committee.

(d)        Restriction on Payment of Dividends or Accrued Dividend Equivalents. Notwithstanding the foregoing provisions of this Section 6.7, any Performance Awards of Restricted Stock or Restricted Stock

2021 Proxy Statement	B-9

Units or other Performance Awards based on shares of Common Stock, or in whole or in part on the value of the underlying Common Stock or other securities of the Company, may not provide for the payment of dividends or dividend equivalents during the Performance Period, but may only provide that dividends or dividend equivalents accrued during the Performance Period will be payable at the time such Performance Awards vest and are paid.

6.8        Bonus Stock. The Committee may award shares of Bonus Stock to Participants under the Plan without cash consideration. The Committee will determine and indicate in the related Award Agreement whether such shares of Bonus Stock awarded under the Plan will be unencumbered of any restrictions (other than those advisable to comply with law) or will be subject to restrictions and limitations similar to those referred to in Section 6.7 hereof. In the event the Committee assigns any restrictions on the shares of Bonus Stock awarded under the Plan, then such shares will be subject to at least the following restrictions:

(a)        No shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if such shares are subject to restrictions which have not lapsed or have not been vested.

(b)        If any condition of vesting of the shares of Bonus Stock are not met, all such shares subject to such vesting will be delivered to the Company (in a manner determined by the Committee) within 60 days of the failure to meet such conditions without any payment from the Company.

6.9         Other Stock Based Awards.

(a)        Grant of Other Stock Based Awards. The Committee may issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award will be based, in whole or in part, on the value of the underlying Common Stock or other securities. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section 6.9 or as an Award granted pursuant to the other provisions of this Article 6, may provide to the Participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award. The Committee will determine the terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) of the Award and will set forth those rules in the related Award Agreement.

(b)        Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i)        Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Award Date, except that such limitation will not apply in the case of death or disability of the Participant. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3 under the 1934 Act, a Participant’s rights with respect to such Awards will not vest or be exercisable until the expiration of at least six months from the Award Date. To the extent a Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3 under the 1934 Act, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by laws of descent and distribution. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan will be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii)      Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award be delivered without the payment of cash consideration.

B-10	ATMOS ENERGY

(iii)    The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of the Stock Unit Awards.

(iv)      Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified employment period.

(v)       The Committee as a result of certain circumstances, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award at the time of Award.

6.10        Recoupment of Awards in Connection with Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to any current or former officer, as defined in the Company’s Executive Compensation Recoupment Policy approved by the Board from time to time (the “Policy”), in connection with an Award, in the event of an accounting restatement of the Company’s previously issued financial statements, as set forth in the Policy.

ARTICLE 7

OPTION and SAR PRICING

7.1        Option Price; SAR Price. The Option Price for any share of Common Stock which may be purchased under a Stock Option and the SAR Price for any share of Common Stock subject to an SAR will be at least One Hundred Percent (100%) of the Fair Market Value of the share on the Date of Grant. If an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price will be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

7.2        No Repricing of Options or SARs. The Committee may not, without the approval of the Company’s shareholders, “reprice” any Stock Option or SAR. For purposes of this Section 7.2, “reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option or SAR to reduce its exercise price or base price, (ii) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award with an exercise price or base price less than the exercise price or base price of the original Stock Option or SAR, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 7.2 will prevent the Committee from making adjustments pursuant to Article 15, from exchanging or cancelling Incentives pursuant to Article 16, or substituting Incentives in accordance with Article 18.

ARTICLE 8

AWARD PERIOD; VESTING

8.1        Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive will be reduced or terminated upon Termination of Service in accordance with this Article 8 and Article 9. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) will be no more than five (5) years from the Date of Grant.

2021 Proxy Statement	B-11

8.2        Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be exercised.

ARTICLE 9

TERMINATION OF SERVICE

In the event of Termination of Service of a Participant, an Incentive may only be exercised as determined by the Committee and provided in the Award Agreement.

ARTICLE 10

EXERCISE OF INCENTIVE

10.1        In General. A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in Article 9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms, conditions, and restrictions of the Plan.

In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock. The granting of an Incentive will impose no obligation upon the Participant to exercise that Incentive.

(a)        Stock Options. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which will be at least three (3) days after giving such notice unless an earlier time will have been mutually agreed upon. On the Exercise Date, the Participant will deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor will be subject to the same restrictions and provisions as the Restricted Stock so submitted.

Upon payment of all amounts due from the Participant, the Company will cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an Incentive Stock Option,

B-12	ATMOS ENERGY

the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock will, however, be subject to the condition that if at any time the Committee will determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

If the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Common Stock may be terminated by the Company.

(b)        SARs. Subject to the conditions of this Section 10.1(b) and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which will be at least three (3) days after giving such notice unless an earlier time will have been mutually agreed upon. On the Exercise Date, the Participant will receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

10.2        Disqualifying Disposition of ISO. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant will notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant will not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 11

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS

Awards subject to Performance Criteria paid to Covered Participants under this Plan will be governed by the conditions of this Article 11 in addition to the requirements of Sections 6.4, 6.7, 6.8 and 6.9 above. Should conditions set forth under this Article 11 conflict with the requirements of Sections 6.4, 6.7, 6.8 and 6.9, the conditions of this Article 11 will prevail.

(a)        All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period will be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

2021 Proxy Statement	B-13

(b)        The Performance Goals relating to Covered Participants for a Performance Period will be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(i)        Total shareholder return;

(ii)       Return on assets, equity, capital, or investment;

(iii)      Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(iv)     Cash flow and cash flow return on investment;

(v)      Economic value added and economic profit;

(vi)     Growth in earnings per share;

(vii)    Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; or

(viii)   Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

(c)        The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.

(d)        The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) items that are of an unusual nature or indicate infrequency of occurrence, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m) of the Code.

(e)        The Performance Goals will not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(f)        The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period will be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee will certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

(g)        The maximum Award that may be paid to any Covered Participant under the Plan pursuant to Sections 6.4, 6.7, 6.8 and 6.9 for any Performance Period will be (i) if in cash, One Million Dollars ($1,000,000.00) and (ii) if in shares of Common Stock, five hundred thousand (500,000) shares.

B-14	ATMOS ENERGY

(h)        All Awards to Covered Participants under this Plan will be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Article 11.

ARTICLE 12

NON-EMPLOYEE DIRECTOR ELECTIONS

(a)        Fee Election.

(i)        Each Non-employee Director may elect to receive all or a portion (in 10% increments) of his or her Fee in shares of Common Stock by executing and delivering an Election to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Non-employee Director must execute the election form previously approved by the Corporate Secretary in order for such Election to be effective. The election form is deemed delivered when received by the Corporate Secretary.

(ii)        Each Non-employee Director may elect to revoke or modify his or her Election that is then currently in effect by executing and delivering a written revocation/modification form, which must be delivered to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Non-employee Director must execute the revocation/modification form previously approved by the Corporate Secretary in order for such revocation/modification to be effective. This form is deemed delivered when received by the Corporate Secretary.

(iii)        An Election will result in the payment of the Common Stock portion of the payment of the Fee earned in each Quarter for which the Election is effective as soon as possible following the first business day of such Quarter. The number of shares of Common Stock issued in accordance with an Election will be equal to the amount of the Common Stock portion of the payment of the Fee that would have been paid to the Non-employee Director during a Quarter divided by the Fair Market Value of a share of Common Stock on the first business day of such Quarter. Only whole numbers of shares of Common Stock will be issued; fractional shares will be paid in cash. If the Election is for only a portion of the Fee, the remaining portion of the Fee to be paid in cash will be paid at the time the cash payment would normally be paid by the Company to the Non-employee Director.

(iv)        The Common Stock portion of the payment of a Fee pursuant to this Article 12 will be subject to the remaining provisions of the Plan, including but not limited to Articles 15 and 16, to the extent otherwise applicable to such Common Stock portion.

(v)        A Non-Employee Director may also elect under the terms of the Deferred Compensation Plan to defer on a calendar year basis all or a part of his Fee to be earned during the following calendar year. A Non-Employee Director who makes such a deferral election will elect to have such Fee credited to either a deferred stock account or deferred cash account and paid pursuant to the terms of Deferred Compensation Plan. To be effective, the deferral election must be made on the participation form approved by the Corporate Secretary of the Company and executed and delivered to the Corporate Secretary prior to the beginning of the immediately succeeding calendar year.

2021 Proxy Statement	B-15

(b)        Annual Grant Election.

(i)        Each Non-employee Director may elect the type of Award for his or her Annual Grant in any of the types of Award specified by the Committee by executing and delivering an Election to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding calendar year in order to be effective for the Annual Grant made in such succeeding calendar year. Each Non-employee Director must execute the election form previously approved by the Corporate Secretary in order for such Election to be effective. The election form is deemed delivered when received by the Corporate Secretary.

(ii)        An Election will result in the granting of an Award in the type of Award elected by the Director. Such Award when granted during the succeeding calendar year will be administered and paid pursuant to the provisions of the Plan applicable to the type of Award elected and the Award Agreement.

(iii)        If a Non-employee Director does not make an Election pursuant to this Section 12(b), his or her Annual Grant will be made in the type of Award determined by the Committee. Such Award will be administered and paid pursuant to the provisions of the Plan applicable to the type of Award and the Award Agreement.

ARTICLE 13

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 13, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section, will be effective unless such amendment will be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment will, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan will, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 13 will adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 14

EFFECTIVE DATE AND TERM

The Plan will be effective as set forth in Section 19.11. Unless sooner terminated by action of the Board, the Plan will terminate on November 11, 2030, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 15

CAPITAL ADJUSTMENTS

If at any time while the Plan is in effect, or Incentives are outstanding, there will be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a

B-16	ATMOS ENERGY

stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

(a)        An appropriate adjustment will be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock will continue to be subject to being so awarded.

(b)        Appropriate adjustments will be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each such instance will remain subject to purchase at the same aggregate Option Price.

(c)        Appropriate adjustments will be made in the number of SARs and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance will remain subject to exercise at the same aggregate SAR Price.

(d)        Appropriate adjustments will be made in the number of outstanding shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change.

(e)        Appropriate adjustments will be made with respect to shares of Common Stock applicable to any other Incentives previously awarded under the Plan as the Committee, in its sole discretion, deems appropriate, consistent with the event.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to (i) the number of or Option Price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan, (ii) the number of or SAR Price or SARs then subject to outstanding SARs granted under the Plan, (iii) the number of outstanding shares of Restricted Stock, or (iv) the number of shares of Common Stock otherwise payable under any other Incentive.

Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company will mail to each affected Participant its computation of such adjustment which will be conclusive and will be binding upon each such Participant.

ARTICLE 16

RECAPITALIZATION, MERGER AND

CONSOLIDATION; CHANGE IN CONTROL

(a)        The existence of this Plan and Incentives granted hereunder will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

2021 Proxy Statement	B-17

(b)        Subject to any required action by the shareholders, if the Company will be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder will pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

(c)        In the event of the consummation of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there will be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all Stock Options and SARs may be canceled by the Company immediately prior to the effective date of the consummation of any such reorganization, merger, consolidation, share exchange or any dissolution or liquidation of the Company by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all or any portion of all of the shares of Common Stock subject to such outstanding Incentives whether or not such Incentives are then vested or exercisable.

(d)        In the event of the Termination of Service of a Participant within three years after the consummation of a Change in Control of the Company, notwithstanding any other provision in this Plan to the contrary, all unmatured installments of Incentives outstanding and not otherwise canceled in accordance with Section 16(c) above with respect to such terminated Participant, will thereupon automatically be accelerated and exercisable in full and all Restriction Periods applicable to Awards of Restricted Stock and/or Restricted Stock Units will automatically expire. The determination of the Committee that any of the foregoing conditions has been met will be binding and conclusive on all parties.

ARTICLE 17

LIQUIDATION OR DISSOLUTION

In case the Company will, at any time while any Incentive under this Plan will be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant will be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company will, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices or SAR Prices then in effect with respect to each Stock Option or SAR will be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company’s Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

ARTICLE 18

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER CORPORATIONS

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become Employees of the Company or any Subsidiary as a

B-18	ATMOS ENERGY

result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

ARTICLE 19

MISCELLANEOUS PROVISIONS

19.1        Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

19.2        No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan will confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

19.3        Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, will be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf will, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

19.4        Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee will be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

19.5        Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company will not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

19.6        Tax Requirements. The Company will have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant receiving shares of Common Stock issued under the Plan will be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option or SAR pursuant to Section 19.7, the Participant who assigns the Non-qualified Stock Option or SAR will remain subject to withholding taxes upon exercise of the Non-qualified Stock Option or SAR by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments will be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company’s withholding a number of shares to be issued upon

2021 Proxy Statement	B-19

the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

19.7        Assignability. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option will so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 19.7 that is not required for compliance with Section 422 of the Code. The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option or SAR to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there will be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Non-qualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 19.7, and (z) subsequent transfers of transferred Non-qualified Stock Options or SARs will be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option and SAR will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 10, 12, 14, 16 and 18 hereof the term “Participant” will be deemed to include the transferee. The events of Termination of Service will continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options and SARs will be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company will have no obligation to inform any transferee of a Non-qualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Option. The Company will have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option or SAR that has been transferred by a Participant under this Section 19.7. A Non-employee Director making an Election pursuant to Section 12(a) may designate a beneficiary or beneficiaries who will receive any shares of Common Stock owed to such Non-employee Director hereunder in the event of the Non-employee Director’s death. Each Non-employee Director may make changes in the designation of a beneficiary at any time.

19.8        Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan will constitute general funds of the Company.

19.9        Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan will be determined in accordance with the laws of the State of Texas and applicable Federal law.

19.10     Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” will mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

19.11     Effective Date. The Plan became effective as of October 1, 1998. After termination of the Plan, no future Awards may be made.

19.12     Legend. Each certificate representing shares of Restricted Stock issued to a Participant will bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions

B-20	ATMOS ENERGY

hereof (any such certificate not having such legend will be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferrable only in accordance with that certain Atmos Energy Corporation 1998 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend will be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan will be kept on file in the principal executive offices of the Company in Dallas, Texas.

* * * * * * * * * *

2021 Proxy Statement	B-21

ATMOS ENERGY CORPORATION C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 2, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 28, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ATO2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 2, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 28, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27885-P45914                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ATMOS ENERGY CORPORATION
The Board of Directors recommends that you vote FOR the following listed nominees:

1. ELECTION OF DIRECTORS
Nominees:		For	Against	Abstain
1a. J. Kevin Akers		☐	☐	☐
1b. Robert W. Best		☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2-4.		For	Against	Abstain
1c. Kim R. Cocklin		☐	☐	☐	2. Proposal to amend the Company’s 1998 Long-Term Incentive Plan.		☐	☐	☐
1d. Kelly H. Compton		☐	☐	☐
1e. Sean Donohue		☐	☐	☐
1f. Rafael G. Garza		☐	☐	☐	3. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2021.		☐	☐	☐
1g. Richard K. Gordon		☐	☐	☐
1h. Robert C. Grable		☐	☐	☐	4. Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2020 (“Say-on-Pay”).		☐	☐	☐
1i. Nancy K. Quinn		☐	☐	☐
1j. Richard A. Sampson		☐	☐	☐
1k. Stephen R. Springer		☐	☐	☐
1l. Diana J. Walters		☐	☐	☐
1m. Richard Ware II		☐	☐	☐
1n. Frank Yoho		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our Annual Report, including our Form 10-K, are available at

www.proxyvote.com.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 3, 2021

-Please Detach and Mail in Envelope Provided-

D27886-P45914

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 3, 2021

The undersigned hereby appoints Karen E. Hartsfield and Ashley A. Burton, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held virtually at 9:00 a.m. Central Standard Time on February 3, 2021, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSALS 2 THROUGH 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2021 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on January 28, 2021. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its best judgment. All voting instructions for shares held in the Plan shall be confidential. State Street Global Advisors Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Iron Street, Boston, MA 02210.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side